As filed with the Securities and Exchange Commission on August 28, 2020

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aditx Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	82-3204328
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Aditx Therapeutics, Inc.

11161 Anderson Street

Suite 105-10014

Loma Linda, CA 92354

(909) 488-0844
(Address and telephone number of registrant’s principal executive offices)

Amro Albanna

Aditx Therapeutics, Inc.

Chief Executive Officer

11161 Anderson Street

Suite 105-10014

Loma Linda, CA 92354

(909) 488-0844
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman Alexander T. Yarbrough Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, DC 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for a registration statement pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	$9,200,000	$1,194.16
Warrants to purchase common stock, par value $0.001 per share (3)
Shares of common stock issuable upon exercise of the Series A-1 Warrants	$9,200,000	$1,194.16
Shares of common stock issuable upon exercise of the Series B-1 Warrants	$9,200,000	$1,194.16
Series A Convertible Preferred Stock, par value $0.001 per share (5)
Shares of common stock underlying the Series A Convertible Preferred Stock
Underwriter’s warrants (3)
Common Stock underlying underwriter’s warrants (4)	$200,000	$25.96

Total	$27,800,000	$3,608.44

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the public offering price of the common stock in the units sold in this offering.

(5)	The maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series A Convertible Preferred Stock offered and sold in the offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2020

888,889 Units

Common Stock and Warrants

ADITX THERAPEUTICS, INC.

This is an offering of units of securities (“Units”) of Aditx Therapeutics, Inc. The public offering price per Unit is $           .

Each Unit consists of (a) one share of our common stock, (b) one Series A-1 warrant (the “Series A-1 Warrants”) to purchase one share of our common stock at an exercise price equal to $          per share, exercisable until the fifth  anniversary of the issuance date, and (c) one Series B-1 Warrant (the “Series B-1 Warrants,” and together with the Series A-1 Warrants, the “Warrants”) to purchase one share of our common stock at an exercise price equal to $          per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The shares of our common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase Series A Convertible Preferred Stock, referred to as “Preferred Stock.” Each share of Preferred Stock is being sold together with the same Warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering on a one-for-one basis. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon conversion of the Preferred Stock.

Each share of Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the related designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The shares of Preferred Stock will otherwise have the preferences, rights and limitations described under “Description of Capital Stock - Series A Convertible Preferred Stock Being Issued in this Offering” in this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADTX”. The last reported sale price for our common stock on Nasdaq on August 27, 2020 was $3.84 per share. There is no established public trading market for either of the Warrants or the Preferred Stock and we do not expect a market to develop. In addition, we do not intend to apply for any listing of either of the Warrants or the Preferred Stock on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. We have assumed a public offering price of $9.00 per Unit. The actual public offering price per Unit will be determined between us and the underwriters at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 11 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(2)	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. We refer you to “Underwriting” beginning on page 81 of this prospectus for additional information regarding underwriting compensation.

(2)	The public offering corresponds to an assumed public offering price per share of common stock of $ and an assumed public offering price per warrant of $ .

We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to 133,333 additional shares of common stock and/or Series A-1 Warrants to purchase up to an aggregate of 133,333 shares of common stock and Series B-1 Warrants to purchase up to an aggregate of 133,333 shares of common stock, in any combinations thereof, from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any.

Delivery of the securities underlying the Units is expected to be made on or about                            , 2020.

Dawson James Securities, Inc.

Prospectus dated             , 2020

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “ADTX,” “Aditx Therapeutics,” or “the Company” refer to Aditx Therapeutics, Inc.

Overview

We were incorporated in the State of Delaware on September 28, 2017 and our headquarters are located in Loma Linda, CA. We are a life sciences company with a mission of prolonging life and enhancing its quality by improving the health of the immune system.

Our Business

We are developing biotechnologies specifically focused on improving the health of the immune system through immune reprogramming and monitoring. Our immune reprogramming technologies are currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. Our immune monitoring technologies are designed to provide a personalized comprehensive profile of the immune system and we plan to utilize them in our upcoming clinical trials to monitor subjects’ immune response before, during and after drug administration. We are also evaluating plans to obtain approval from the U.S. Food and Drug Administration (“FDA”) for this monitoring tool’s use as a clinical assay.

Immune Reprogramming (AditxtReprogramming™ Business Segment)

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the above-mentioned side effects. Furthermore, transplanted organs often ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than 5 years.

New, focused therapeutic approaches are needed to modulate only the small portion of immune cells that are involved in rejection of the transplanted organ, as this approach can be safer for patients than indiscriminate immune suppression.  Such approaches are referred to as immune tolerance, and when therapeutically induced, may be safer for patients and also potentially allow long-term survival of transplanted tissues and organs.

In the late 1990s, academic research on these approaches was conducted at the Transplant Center in Loma Linda University (“LLU”) in connection with a project that secured initial grant funding from the U.S. Department of Defense.  The focus of that project was for skin grafting for burn victims.  Twenty years of research at LLU and an affiliated incubator led to a series of discoveries that have been translated into a large patent portfolio of therapeutic approaches that may be applied to the modulation of the immune system in order to induce tolerance to self and transplanted organs.

We have an exclusive worldwide license for commercializing this nucleic acid-based technology (which is currently at the pre-clinical stage), named Apoptotic DNA Immunotherapy™ (ADi™), which utilizes a novel approach that mimics the way the body naturally induces tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. Thus, ADi™ may allow patients to live with transplanted organs with significantly reduced immune suppression. ADi™ is a technology platform which we believe can be engineered to address a wide variety of indications.

We are developing ADi™ products for organ transplantation including skin grafting, autoimmune diseases, and allergies. Our initial focus will be on skin allografts and psoriasis, as we believe these indications will be most efficient in providing safety and efficacy data in clinical trials. To submit a Biologics License Application (“BLA”) for a biopharmaceutical product, clinical safety and efficacy must be demonstrated in a series of clinical studies conducted with human subjects. For products in our class of drugs, the first-in-human trials will be a combination of Phase I (safety/tolerability) and Phase II (efficacy) in affected subjects. To obtain approval to initiate the Phase I/IIa studies, an Investigational New Drug Application will be submitted to compile non-clinical efficacy data as well as manufacturing and pre-clinical safety/toxicology data. To date, we have conducted non-clinical studies in a stringent model of skin transplantation using genetically mismatched donor and recipient animals demonstrating a 3-fold increase in the survival of the skin graft in animals that were tolerized with ADi™ compared to animals that receive immune suppression alone. Prolongation of graft life was observed despite discontinuation of immune suppression after the first 5 weeks. Additionally, in an induced non-clinical model for psoriasis, ADi™ treatment resulted in a 69% reduction in skin thickness and a 38% decrease in skin flaking (two clinical parameters for assessment of psoriasis skin lesions). The Phase I/IIa studies in psoriasis will evaluate the safety/tolerability of ADi™ in patients diagnosed with psoriasis. Since the drug will be administered in subjects diagnosed with psoriasis, effectiveness of the drug to improve psoriatic lesions will also be evaluated. In another Phase I/IIa study, patients requiring skin allografts will receive weekly intra-dermal injections of ADi™ in combination with standard immune suppression to assess safety/tolerability and possibility of reducing levels of immunosuppressive drugs as well as prolongation of graft life. Later phase trials are planned after successful completion of these studies in preparation for submission for a BLA to regulatory agencies.

Immune Monitoring (AditxtMonitoring ™ Business Segment)

We believe that understanding the status of an individual’s immune system is key to developing and administering immunotherapies such as ADi™. We have secured an exclusive worldwide license for commercializing a technology platform which provides a personalized comprehensive profile of the immune system. It is intended to be informative for individual immune responses to viruses, bacterial antigens, peptides, drugs, bone marrow and solid organ transplants, and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as future infectious agents. We plan to brand this technology, and other future licensed and/or in-house developed monitoring technologies collectively as AditxtScore™.

AditxtScore™ is being designed to allow individuals to understand, manage and monitor their immune profiles in order to be informed about attacks on or by their immune system. We believe AditxtScore™ can also assist the medical community in anticipating possible immune responses and reactions to viruses, bacteria, allergens and transplanted organs. It can be useful in anticipating attacks on the body by having the ability to determine its potential response and for developing a plan to deal with an undesirable reaction by the immune system. Its advantages include the ability to provide a simple, rapid, accurate, high throughput, single platform assay that can be multiplexed to determine the immune status with respect to several factors simultaneously, in 3-16 hours, as well as detect antigen and antibody in a single test (i.e. infectious, recovered, immune). In addition, it can determine and differentiate between various types of cellular and humoral immune responses (T and B cells). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We plan to utilize AditxtScore™ in our upcoming clinical trials to monitor subjects’ immune response before, during and after ADi™ drug administration. We are also evaluating plans to obtain FDA approval for AditxtScore™’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the Infectious Diseases market, by end of 2020. To obtain FDA approval to use AditxtScore™ as a clinical assay, we plan to continue conducting validation studies comparing AditxtScore™ to other immunological tests to demonstrate reproducibility of data and to demonstrate the sensitivity of the assays for use in different indications (e.g., detection of antigens present in infectious agents or antibodies against infectious agents). We believe that these data will show AditxtScore™’s ability to multiplex in two ways using a single assay: (i) evaluating the immune response to multiple antigens (from different infectious agents) and (ii) measuring quantities of multiple cytokines. Furthermore, we believe that the additional validation studies will demonstrate AditxtScore™’s ability to measure the presence of several antibody isotypes against several antigens in a single reaction. Our plan is to submit a 510(K) application to the FDA after successful completion of these studies. We have engaged consultants for our communications and submissions to the FDA. Beyond 2020, we plan to develop AditxtScore™ for applications in additional markets such as Organ Rejection, Allergies, Drug/Vaccine Response, and Disease Susceptibility.

On August 6, 2020 Aditxt announced the first application of its AditxtScore™ platform - AditxtScore™ for COVID-19. AditxtScore™ for COVID-19 is a double-multiplex assay that can be used to detect and differentiate various antibody isotypes (IgG, IgM, IgA) against multiple SARS-CoV-2 antigens (e.g. RBD, S1, NP) simultaneously in a single reaction. Currently, one of the most widely used platforms, ELISA, can only detect one antibody isotype against one antigen at a time. We believe AditxtScore™ for COVID-19 will increase the resolution of results obtained for each antibody isotype thereby enhancing sensitivity for monitoring changes in these values over time. Due to the enhanced specificity and sensitivity of this comprehensive antibody profiling system, false positive and false negative results have proven to be significantly reduced when testing for the antibodies produced to SARS-CoV-2, thereby expanding its utility beyond a tool used in epidemiology. Therefore, and importantly, AditxtScore™ for COVID-19 can serve as a valuable tool to evaluate immune responses to SARS-CoV-2 vaccines in clinical settings.

On August 19, 2020, we filed for an Emergency Use Authorization (EUA) with the FDA. We plan to file a 510(K) application with the FDA by the end of Q4, 2020. Additionally, Aditxt is planning its operational capabilities in anticipation of beginning pilot programs utilizing AditxtScore™ for COVID-19 in Q4, 2020, with the goal of making AditxtScore™ commercially available starting in Q1, 2021.

License Agreement with Loma Linda University

 On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris Biomedical, Inc. (“Sekris”). Sekris was party to a License Agreement with Loma Linda University (“LLU”), entered into and made effective on May 25, 2011, and amended on June 24, 2011, July 16, 2012, and December 27, 2012 (the “Original Agreement,” and together with the Assignment Agreement, the “Sekris Agreements”). Pursuant to the Assignment Agreement, Sekris transferred and assigned all of its rights and obligations in and to and liabilities under the Original Agreement, of whatever kind or nature, to us. In exchange, on March 8, 2018, we issued a warrant to Sekris to purchase up to 500,000 shares of our common stock (the “Sekris Warrant”). The warrant was immediately exercisable and has an exercise price of $4.00 per share. The expiration date of the warrant is March 8, 2023. On March 15, 2018, we entered into a Patent & Technology License Agreement directly with LLU, as amended on July 1, 2020 (the “LLU License Agreement”), which amends and restates the Sekris Agreements.

Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license in and to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADi™ technology). See the section titled “Our Business—Intellectual Property—Patent Rights” for a summary of the patents and patent applications that we licensed from LLU pursuant to the LLU License Agreement. In consideration for the LLU License Agreement, we issued LLU 25,000 shares of our common stock.

Pursuant to the LLU License Agreement, we are required to pay an annual license fee to LLU. Also, we paid LLU $455,000 in July 2020 in payment of outstanding milestone payments and license fees. We are also required to pay to LLU milestone payments in connection with certain development milestones. Specifically, we are required to make the following milestone payments: $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027. We are also required to defend the LLU Patent and Technology Rights during the term of the LLU License Agreement. Additionally, we will owe royalty payments of (i) 1.5% of Net Product Sales and Net Service Sales on any Licensed Products (defined as any finished pharmaceutical products which utilizes the LLU Patent and Technology Rights in its development, manufacture or supply), and (ii) 0.75% of Net Product Sales and Net Service Sales for Licensed Products and Licensed Services not covered by a valid patent claim for technology rights and know-how for a three (3) year period beyond the expiration of all valid patent claims. We also are required to produce a written progress report to LLU, discussing our development and commercialization efforts, within 45 days following the end of each year. All intellectual property rights in and to LLU Patent and Technology Rights shall remain with LLU (other than improvements developed by or on our behalf).

The LLU License Agreement will terminate on the last day that a patent granted to us by LLU is valid and enforceable or the day that the last patent application licensed to us is abandoned. The LLU License Agreement may be terminated by mutual agreement or by us upon 90 days written notice to LLU. LLU may terminate the LLU License Agreement in the event of (i) non-payments or late payments of royalty, milestone and license maintenance fees not cured within 90 days after delivery of written notice by LLU, (ii) a breach of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU and (iii) LLU delivers notice to us of three or more actual breaches of the LLU License Agreement by us in any 12-month period. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate a first-in-human clinical trials on or before March 31, 2020, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2022, (iii) the completion of Phase III clinical trials by March 31, 2024 and (iv) biologic licensing approval by the FDA by March 31, 2025.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patent is exclusive, including the right to sublicense, beginning on the effective date of the agreement and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. However, Stanford agreed to not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

In July 2020, we paid a licensing fee of $25,000 and a patent fee of $22,635. We also issued 18,750 shares of the Company’s common stock to Stanford. An annual licensing maintenance fee is payable by us on the anniversary of the February 2020 License Agreement in the amount of $40,000 for 2021 through 2024 and $60,000 in starting in 2025 until the license expires upon the expiration of the patent. The Company will pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. We are also required to: (i) provide a listing of the management team or a schedule for the recruitment of key management positions by March 31, 2020 (which has been completed), (ii) provide a business plan covering projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 by June 30, 2020 (which has been completed), (iii) conduct validation studies by September 30, 2020, (iv) hold a pre-submission meeting with the FDA by September 30, 2020, (v) submit a 510(k) application to the FDA by December 31, 2020, (vi) obtain FDA approval by December 31, 2021, (vii) complete a prototype assay kit by December 31, 2021 and (viii) have a written agreement with Stanford on further development and commercialization milestones for specific fields of use by December 31, 2021.

In addition to the annual license maintenance fees outlined above, we will pay Stanford royalties on Net Sales (as such term is defined in the February 2020 License Agreement) during the of the term of the agreement as follows: 4% when Net Sales are below or equal to $5 million annually or 6% when Net Sales are above $5 million annually. The February 2020 License Agreement may be terminated upon our election on at least 30 days advance notice to Stanford, or by Stanford if we: (i) are delinquent on any report or payment; (ii) are not diligently developing and commercializing Licensed Product; (iii) miss certain performance milestones; (iv) are in breach of any provision of the February 2020 License Agreement; or (v) provide any false report to Stanford. Should any events in the preceding sentence occur, we have a thirty (30) day cure period to remedy such violation.

Our Team

We have assembled a team of experts coming from a variety of different scientific fields and commercial backgrounds, with a collective experience that range from founding startup biotech companies, to developing and marketing biopharmaceutical products, to designing clinical trials, and management of private and public companies.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 11. These risks include, among others:

●	The success of our product candidates will require significant capital resources and years of clinical development efforts. We have incurred losses and expect to continue to operate at a net loss for at least the next several years and our auditors have indicated that our financial conditions raise substantial doubt about our ability to continue as a going concern;

●	Our short-to-medium term prospects depend largely on our ability to develop and commercialize two technologies, the ADi™ and the AditxtScore™ platforms, and our ability to generate revenues in the future will depend heavily on the successful development and commercialization of these technologies;

●	Our ability to comply with the provisions of our license agreement with Loma Linda University, including regulatory approval deadlines therein;

●	The results of clinical testing and trial activities of our products;

●	Our ability to obtain regulatory approval and market acceptance of, and reimbursement for our products;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to manage our research, development, expansion, growth and operating expenses; and

●	Our reliance on third parties to conduct our research, preclinical studies and expected clinical trials.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, there is no assurance that we will be successful with this offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations, if at all. These circumstances raise substantial doubt on our ability to continue as a going concern, and our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Recent Developments

Reverse Stock Split

On June 29, 2020, we filed a certificate of amendment to our amended and restated certificate of incorporation (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on upon such filing. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were rounded down to the next whole share. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the Reverse Stock Split.

Initial Public Offering

On July 2, 2020, the Company closed its initial public offering (the “IPO”) of 1,226,668 Units of the Company’s securities, at a price to the public of $9.00 per Unit, resulting in net proceeds to the Company of approximately $9.5 million after all offering costs and expenses. Shares of our common stock began trading on the Nasdaq Capital Market on June 30, 2020 under the symbol “ADTX.”

Amendment to LLU License Agreement

On July 1, 2020, the Company and LLU entered into an amendment to the LLU License Agreement, whereby the milestone payments owed under the LLU Agreement were modified to be $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027.

AditxtScore™

In August 2020, the Company introduced AditxtScore™ for COVID-19, that can be used for monitoring an individual’s immune response to SARS-CoV-2 based on detection of antibodies against SARS-CoV-2 antigens.

AditxtScore™ for COVID-19 is intended to be based upon a double-multiplex assay that can be used to detect and differentiate various antibody isotypes (IgG, IgM, IgA) against multiple SARS-CoV-2 antigens (e.g. RBD, S1, NP) simultaneously in a single reaction. Management believes that AditxtScore™ for COVID-19 may serve as a valuable tool to evaluate immune responses to SARS-CoV-2 vaccines in clinical settings. On August 19, 2020, we filed for an Emergency Use Authorization (EUA) with the FDA. We plan to file a 510(K) application with the FDA by the end of Q4, 2020. Additionally, Aditxt is planning its operational capabilities in anticipation of beginning pilot programs utilizing AditxtScore™ for COVID-19 in Q4, 2020, with the goal of making AditxtScore™ commercially available starting in Q1, 2021.

Corporate Information

We were incorporated as a Delaware corporation on September 28, 2017. Our principal executive offices are located at 11161 Anderson Street, Suite 105-10014, Loma Linda, CA 92354, and our telephone number is (909) 488-0844. Our website address is www.aditxt.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common shares.

Implications of Being an Emerging Growth Company

On April 5, 2012, the Jumpstart Our Business Startups (“JOBS”) Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our consolidated financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including, without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act pf 2002, as amended and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

THE OFFERING

Securities Offered by Us

Each Unit consists of (a) one share of our common stock, par value $0.001 per share, (b) one Series A-1 Warrant to purchase one share of our common stock at an exercise price equal to $  per share, exercisable until the fifth anniversary of the issuance date, and (c) one Series B-1 Warrant to purchase one share of our common stock at an exercise price equal to $ per share, exercisable until the fifth anniversary of the issuance date.

We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase shares of Preferred Stock. This prospectus also relates to the offering of shares of common stock issuable upon conversion of the Preferred Stock.

Each share of Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the related designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to any beneficial ownership limitation), subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

The holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis, without giving effect for such purposes to any beneficial ownership limitation) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors.

Common Stock Outstanding Prior to this Offering (1)	7,058,392 shares

Common Stock to be Outstanding Immediately After this Offering (1)(2)(3)	7,947,281 shares

Underwriter’s Over-allotment Option	We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to 133,333 additional shares of common stock and/or Series A-1 and Series B-1 warrants to purchase up to an aggregate of 133,333 shares of common stock, in any combinations thereof, from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any. See “Underwriting” for additional information regarding the over-allotment option.

Because the warrants will not be listed on a national securities exchange or other nationally recognized trading market, the underwriters will be unable to satisfy any overallotment of shares and warrants without exercising the underwriters’ overallotment option with respect to the warrants. As a result, the underwriters will exercise their overallotment option for all of the warrants which are over-allotted, if any, at the time of the initial offering of the shares and the warrants. However, because our common stock is publicly traded, the underwriters may satisfy some or all of the overallotment of shares of our common stock, if any, by purchasing shares in the open market and will have no obligation to exercise the overallotment option with respect to our common stock.

Use of Proceeds (4)	We will use these net proceeds for development and introduction of our AditxtScore™ immune monitoring platform, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this prospectus.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

Nasdaq Capital Market symbol

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADTX”.

We do not intend to apply for any listing of the warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market for the warrants to develop.

(1) The number of shares of common stock outstanding is based on 7,058,392 shares of common stock issued and outstanding as of August 27, 2020 and excludes the following:

●	2,859,646 shares of common stock issuable upon the exercise of outstanding warrants as of that date having a weighted average exercise price of $4.44 per share; and

●	2,500,000 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan, or the 2017 Plan.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase additional securities to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

We present below our summary historical financial and operating data. The historical financial data as of December 31, 2019 and 2018 has been derived from our audited financial statements and the related notes thereto, which are included elsewhere in this prospectus and which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Our historical results are not necessarily indicative of the financial results to be expected in any future periods. You should read this information in conjunction with our financial statements and related notes included elsewhere in this prospectus, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Balance Sheets

	June 30,	December 31,
	2020	2019	2018
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$49,925	$4,090	$115,709
Prepaid expenses	25,083	—	—

TOTAL CURRENT ASSETS	75,008	4,090	115,709

Deferred offering costs	542,581	119,442	—

TOTAL ASSETS	$617,589	$123,532	$115,709

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,268,581	$1,847,458	$1,056,226
Accrued compensation to related parties	1,220,629	962,651	432,615
Notes payable - related party	10,000	10,000	42,502
Notes payable, net of discount	830,600	155,600	121,100
TOTAL CURRENT LIABILITIES	4,329,810	2,975,709	1,652,443

TOTAL LIABILITIES	4,329,810	2,975,709	1,652,443

COMMITMENTS AND CONTINGENCIES	—	—	—

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 3,000,000 shares authorized, zero shares issued and outstanding, respectively	—	—	—
Common stock, $0.001 par value, 27,000,000 shares authorized, 4,069,115, 3,915,900 and 3,763,925 shares issued and 3,968,312, 3,821,087 and 3,763,925 shares outstanding, respectively	4,069	3,916	3,764
Treasury stock, 100,803, 94,813 and 0 shares, respectively	(201,605)	(189,625)	-
Additional paid-in capital	9,938,946	9,063,483	4,361,725
Accumulated deficit	(13,453,631)	(11,729,951)	(5,902,223)
TOTAL STOCKHOLDERS’ DEFICIT	(3,712,221)	(2,852,177)	(1,536,734)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$617,589	$123,532	$115,709

Statements of Operations

	Six Months Ended		Year Ended
	June 30,		December 31,
	2020	2019	2019	2018
	(unaudited)	(unaudited)
Statements of Operations Data:
REVENUE			—	—

OPERATING EXPENSES
General and administrative expenses	1,223,765	$3,711,221	5,694,806	5,044,634
Research and development	228,665	88,846	175,441	525,000
Sales and marketing	2,848	147	551	39,837
Total Operating Expenses	1,455,278	3,800,214	5,870,798	5,609,471

NET LOSS FROM OPERATIONS	(1,455,278)	(3,800,214)	(5,870,798)	(5,609,471)

OTHER INCOME (EXPENSE)
Interest expense	(902)	(1,027)	(1,930)	(3,009)
Gain on forgiveness of debt	32,500	45,000	45,000	—
Amortization of debt discount	(300,000)	—	—	(76,757)
Total Other Income (Expense)	(268,402)	43,973	43,070	(79,766)

Net loss before provision for income taxes	(1,723,680)	(3,756,241)	(5,827,728)	(5,689,237)

Provision for income taxes	—	—	—	—

NET LOSS	(1,723,680)	$(3,756,241)	(5,827,728)	(5,689,237)

Net loss per share - basic and diluted	(0.44)	$(0.98)	(1.52)	(1.57)

Weighted average number of shares outstanding during the period - basic and diluted	3,917,891	3,821,278	3,830,971	3,630,818

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Capital

We have generated no revenue from commercial sales to date and our future profitability is uncertain.

We were incorporated in September 2017 and have a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. Since inception, we have incurred losses and expect to continue to operate at a net loss for at least the next several years as we commence our research and development efforts, conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our net loss as of December 31, 2019 and 2018 was $5,827,728 and $5,689,237, respectively, and our accumulated deficit as of December 31, 2019 was $11,729,951. Our net loss as of June 30, 2020 and 2019 was $1,723,680 and $3,756,241, respectively, and our accumulated deficit as of June 30, 2020 was $13,453,631. There can be no assurance that the products under development by us will be approved for sale in the U.S. or elsewhere. Furthermore, there can be no assurance that if such products are approved, they will be successfully commercialized, and the extent of our future losses and the timing of our profitability are highly uncertain. If we are unable to achieve profitability, we may be unable to continue our operations.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development and you will likely lose your entire investment.

We will need to continue to seek capital from time to time to continue development of our lead drug candidate beyond our initial combined Phase I/IIa clinical trial and to acquire and develop other product candidates. Once approved for commercialization, we cannot provide any assurances that any revenues it may generate in the future will be sufficient to fund our ongoing operations. We expect the net proceeds of this offering to be sufficient to satisfy our capital requirements for a period of eighteen (18) months from the date of this prospectus. Accordingly, we believe that we will need to raise substantial additional capital to fund our continuing operations and the development and commercialization of our product candidate in or before eighteen months from the date of this prospectus.

Our business or operations may change in a manner that would consume available funds more rapidly than anticipated and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhance products, acquire complementary products, business or technologies or otherwise respond to competitive pressures and opportunities, such as a change in the regulatory environment or a change in preferred treatment modalities. In addition, we may need to accelerate the growth of our sales capabilities and distribution beyond what is currently envisioned, and this would require additional capital. However, we may not be able to secure funding when we need it or on favorable terms. We may not be able to raise sufficient funds to commercialize the product candidates we intend to develop.

If we cannot raise adequate funds to satisfy our capital requirements, we will have to delay, scale back or eliminate our research and development activities, clinical studies or future operations. We may also be required to obtain funds through arrangements with collaborators, which arrangements may require us to relinquish rights to certain technologies or products that we otherwise would not consider relinquishing, including rights to future product candidates or certain major geographic markets. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

The amount of capital we may need depends on many factors, including the progress, timing and scope of our product development programs; the progress, timing and scope of our preclinical studies and clinical trials; the time and cost necessary to obtain regulatory approvals; the time and cost necessary to further develop manufacturing processes and arrange for contract manufacturing; our ability to enter into and maintain collaborative, licensing and other commercial relationships; and our partners’ commitment of time and resources to the development and commercialization of our products.

Our financial situation creates doubt whether we will continue as a going concern.

The Company was incorporated on September 28, 2017 and through the date of this prospectus has generated no revenues. For the years ended December 31, 2019 and 2018, the Company had a net loss of $5,827,728 and $5,689,237, respectively. For the six months ended June 30, 2020, the Company had a net loss of $1,723,680. However, subsequent to June 30, 2020, the Company received approximately $9.5 million in cash as net proceeds from the IPO. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that the net proceeds of this offering will be sufficient to fund our current operations for at least the next 18 months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our future product candidates, if any.

We will not be permitted to market our product candidates in the United States until we receive approval from the FDA, or in any foreign countries until we receive the requisite approval from corresponding agencies in such countries. The testing, manufacturing, labeling, approval, selling, marketing and distribution of health- and life science-related products are subject to extensive regulation, which regulations differ from country to country.

Successfully completing our clinical program and obtaining approval of a Biologics License Application (“BLA”) is a complex, lengthy, expensive and uncertain process, and the FDA or other applicable foreign regulator may delay, limit or deny approval of our product candidates for many reasons, including, among others, because:

●	we may not be able to demonstrate that our product candidates are safe and effective in treating patients to the satisfaction of the FDA or foreign regulator;

●	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA or foreign regulator for marketing approval;

●	the FDA or foreign regulator may disagree with the number, design, size, conduct or implementation of our clinical trials;

●	the FDA or foreign regulator may require that we conduct additional clinical trials;

●	the FDA or foreign regulator may not approve the formulation, labeling or specifications of our product candidates;

●	the contract research organizations (CROs) and other contractors that we may retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

●	the FDA or foreign regulator may find the data from preclinical studies and clinical trials insufficient to demonstrate that our product candidate(s) are safe and effective for their proposed indications;

●	the FDA or foreign regulator may disagree with our interpretation of data from our preclinical studies and clinical trials;

●	the FDA or foreign regulator may not accept data generated at our clinical trial sites or may disagree with us over whether to accept efficacy results from clinical trial sites outside the United States or outside the EU, as applicable, where the standard of care is potentially different from that in the United States or in the EU, as applicable;

●	if and when our BLAs or foreign equivalents are submitted to the applicable regulatory authorities, such agencies may have difficulties scheduling the necessary review meetings in a timely manner, may recommend against approval of our application or may recommend or require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA or foreign regulator may require development of a Risk Evaluation and Mitigation Strategy (REMS), which would use risk minimization strategies to ensure that the benefits of certain prescription drugs outweigh their risks, as a condition of approval or post-approval;

●	the FDA or other applicable foreign regulatory agencies may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

●	the FDA or the other applicable foreign regulatory agencies may change their approval policies or adopt new regulations.

We may encounter substantial delays in completing our clinical studies which in turn will require additional costs, or we may fail to demonstrate adequate safety and efficacy to the satisfaction of applicable regulatory authorities.

It is difficult to predict if or when any of our product candidates, will prove safe or effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching, or failing to reach, a consensus with regulatory agencies on study design;

●	delays in reaching, or failing to reach, agreement on acceptable terms with a sufficient number of prospective contract research organizations (“CROs”) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	delays in obtaining required Institutional Review Board (“IRB”) or Ethics Committee (“EC”) approval at each clinical study site;

●	delays in recruiting a sufficient number of suitable patients to participate in our clinical studies;

●	imposition of a clinical hold by regulatory agencies, after an inspection of our clinical study operations or study sites;

●	failure by our CROs, other third parties or us to adhere to the clinical study, regulatory or legal requirements;

●	failure to perform in accordance with the FDA’s good clinical practices (“GCP”) or applicable regulatory guidelines in other countries;

●	delays in the testing, validation, manufacturing and delivery of sufficient quantities of our product candidates to the clinical sites;

●	delays in having patients’ complete participation in a study or return for post-treatment follow-up;

●	clinical study sites or patients dropping out of a study;

●	delay or failure to address any patient safety concerns that arise during the course of a trial;

●	unanticipated costs or increases in costs of clinical trials of our product candidates;

●	occurrence of serious adverse events associated with the product candidates that are viewed to outweigh their potential benefits; or

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ECs of the institutions in which such trials are being conducted, by an independent Safety Review Board (“SRB”) for such trial or by the FDA, European Medicines Agency (“EMA”), or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions.

Clinical study delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Further, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have, nonetheless, failed to obtain marketing approval. If the results of our clinical studies are inconclusive or if there are safety concerns or adverse events associated with our other product candidates, we may:

●	be delayed in obtaining marketing approval for our product candidates, if approved at all;

●	obtain approval for indications or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be required to change the way the product is administered;

●	be required to perform additional clinical studies to support approval or be subject to additional post-marketing testing requirements;

●	have regulatory authorities withdraw their approval of a product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

●	be sued; or

●	experience damage to our reputation.

Additionally, our product candidates could potentially cause other adverse events that have not yet been predicted. The inclusion of ill patients in our clinical studies may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using. As described above, any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and impair our ability to commercialize our products.

If our future pre-clinical development and future clinical Phase I/II studies are unsuccessful, we may be unable to obtain regulatory approval of, or commercialize, our product candidates on a timely basis or at all.

The successful completion of pre-clinical development and multiple clinical trials is critical to the success of our future products. If the pre-clinical development and clinical trials are unsuccessful or produce inconsistent results or unanticipated adverse side effects, or if we are unable to collect reliable data, regulatory approval of our products could be delayed or not given and as a result we may be unable to commercialize our products. Generally, we expect to engage third parties such as consultants, universities or other collaboration partners to conduct clinical trials on our behalf. Incompatible practices or misapplication of our products by these third parties could impair the success of our clinical trials.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from their sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenues and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization for that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA or applicable foreign regulatory agency concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the regulatory agencies will not approve the BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The regulatory agencies may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

Adverse events involving our products may lead the FDA or applicable foreign regulatory agency to delay or deny clearance for our products or result in product recalls that could harm our reputation, business and financial results.

Once a product receives regulatory clearance or approval, the agency has the authority to require the recall of commercialized products in the event of adverse side effects, material deficiencies or defects in design or manufacture. The authority to require a recall must be based on a regulatory finding that there is a reasonable probability that the product would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of adverse side effects, impurities or other product contamination, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The regulatory agencies require that certain classifications of recalls be reported to them within ten (10) working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the regulatory agency. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the regulatory agencies. If the regulatory agency disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the regulatory agency could take enforcement action for failing to report the recalls when they were conducted.

The in-licensing of technologies and the successful testing and early development of technologies in the laboratory may not be indicative of future results and may not result in commercially viable technologies or products. Further, our future products may have to be modified from their originally conceived versions in order to reach or be successful in the market.

Positive results from laboratory testing and early developmental successes, may not be predictive of future successful development, commercialization and sales results and should not be relied upon as evidence that products developed from our technologies will become commercially viable and successful. Further, the products we plan to develop in the future may have to be significantly modified from their originally conceived versions in order for us to control costs, compete with similar products, receive market acceptance, meet specific development and commercialization timeframes, avoid potential infringement of the proprietary rights of others, or otherwise succeed in developing our business and earning ongoing revenues. This can be a costly and resource draining activity. What appear to be promising technologies when we license them may not lead to viable technologies or products, or to commercial success.

Risks Related to the Company and our Business

Our technology is subject to licenses from LLU and Stanford, each of which are revocable in certain circumstances, including in the event we do not achieve certain payments and milestone deadlines. Without these licenses, we may not be able to continue to develop our product candidates.

The LLU License Agreement may be terminated by LLU in the event of a breach by us of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate first-in-human clinical trials on or before March 31, 2022, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2024, (iii) the completion of Phase III clinical trials by March 31, 2026 and (iv) biologic licensing approval (BLA) by the FDA by March 31, 2027. If the LLU License Agreement were to be terminated by LLU, we would lose our most significant asset and may no longer be able to develop our product candidates, which would have a material adverse effect on our operations.

The February 2020 License Agreement with Stanford may be terminated by Stanford if we (i) are delinquent on any report or payments; (ii) are not diligently developing and commercializing Licensed Product (as defined in the February 2020 License Agreement); (iii) miss a milestone described in the agreement; (iv) are in breach of any other provision of the agreement; or (v) if we provide a false report to Stanford. The Termination discussed above will take effect only upon 30 days written notice by Stanford unless we remedy the breach within a 30 day cure period. If the February 2020 License Agreement were to be terminated by Stanford, we would lose a significant asset and may no longer be able to develop our product candidates, which would have a material adverse effect on our operations.

Our results of operations will be affected by the level of royalty and milestone payments that we are required to pay to third parties.

The LLU License Agreement and February 2020 License Agreement with Stanford each require us to remit royalty payments and meet certain performance milestones related to in-licensed intellectual property. Any failure on our part to pay royalties owed or meet milestones could lead to us losing rights under our licenses and could thereby adversely affect our business. As our product sales increase, we may, from time-to-time, disagree with our third-party collaborators as to the appropriate royalties owed and the resolution of such disputes may be costly and may consume management’s time. Furthermore, we may enter into additional license agreements in the future, which may also include royalty payments.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized biotechnology companies, as well as products and processes being developed at universities and other research institutions. Our competitors have developed, are developing or will develop product candidates and processes competitive with our product candidates. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that may enter the market. We believe that a significant number of products are currently available, under development, and may become commercially available in the future, for the treatment of indications for which we may try to develop product candidates.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and less expensive than ours, and may also be more successful than us in manufacturing and marketing their products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our technologies and products under development, and our business, may fail if we are not able to successfully commercialize them and ultimately generate significant revenues as a result.

Successful development of technologies and our product candidates will require significant additional investment, including costs associated with additional development, completing trials and obtaining regulatory approval, as well as the ability to manufacture or have others manufacture our products in sufficient quantities at acceptable costs while also preserving product quality. Difficulties often encountered in scaling up production include problems involving production yields, quality control and assurance, shortage of qualified personnel, production costs and process controls. In addition, we are subject to inherent risks associated with new technologies and products. These risks include the possibility that any of our technologies or future products may:

●	be found unsafe;

●	be ineffective or less effective than anticipated;

●	fail to receive necessary regulatory approvals;

●	be difficult to competitively price relative to alternative solutions;

●	be harmful to consumers or the environment;

●	be difficult to manufacture on an economically viable scale;

●	be subject to supply chain constraints for raw materials;

●	fail to be developed and accepted by the market prior to the successful marketing of alternative products by competitors;

●	be difficult to market because of infringement on the proprietary rights of third parties; or

●	be too expensive for commercial use.

Furthermore, we may be faced with lengthy market partner or distributor evaluation and approval processes. Consequently, we may incur substantial expenses and devote significant management effort in order to customize products for market partner or distributor acceptance, though there can be no assurance of such acceptance. As a result, we cannot accurately predict the volume or timing of any future sales.

Customers may not adopt our products quickly, or at all.

Customers in the sector in which we operate can be generally cautious in their adoption of new products and technologies. In addition, given the relative novelty of our future planned products, customers of those products may require education regarding their utility and use, which may delay their adoption. There can be no assurance that customers will adopt our products quickly, or at all.

The significant level of competition in the markets for our products developed in the future may result in pricing pressure, reduced margins or the inability of our future products to achieve market acceptance.

The markets for our future products are intensely competitive and rapidly changing. We may be unable to compete successfully, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.

Our competitors may have longer operating histories, significantly greater resources, greater brand recognition and large customer bases than we do. As a result, they may be able to devote greater resources to the manufacture, promotion or sale of their products, receive greater resources and support from market partners and independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

We may rely on third parties for the production of our future products.  If these parties do not produce our products at a satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, our sales and development efforts could be delayed or otherwise negatively affected.

We may rely on third parties for the manufacture of our future products. Our reliance on third parties to manufacture our future products may present significant risks to us, including the following:

●	reduced control over delivery schedules, yields and product reliability;

●	price increases;

●	manufacturing deviations from internal and regulatory specifications;

●	the failure of a key manufacturer to perform as we require for technical, market or other reasons;

●	difficulties in establishing additional manufacturer relationships if we are presented with the need to transfer our manufacturing process technologies to them;

●	misappropriation of our intellectual property; and

●	other risks in potentially meeting our product development schedule or satisfying the requirements of our market partners, distributors, direct customers and end users.

If we need to enter into agreements for the manufacturing of our future products, there can be no assurance we will be able to do so on favorable terms, if at all.

If we are unable to establish successful relations with third-party market partners or distributors, or these market partners or distributors do not focus adequate resources on selling our products or are otherwise unsuccessful in selling them, sales of our products may not develop.

We anticipate relying on independent market partners and distributors to distribute and assist us with the marketing and sale of our products. Our future revenue generation and growth will depend in large part on our success in establishing and maintaining this sales and distribution channel. If our market partners and distributors are unable to sell our products, or receive negative feedback from end users, they may not continue to purchase or market our products. In addition, there can be no assurance that our market partners and distributors will focus adequate resources on selling our products to end users or will be successful in selling them. Many of our potential market partners and distributors are in the business of distributing and sometimes manufacturing other, possibly competing, products.  As a result, these market partners and distributors may perceive our products as a threat to various product lines currently being distributed or manufactured by them. In addition, these market partners and distributors may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish successful relationships with independent market partners and distributors, we will need to further develop our own sales and distribution capabilities, which would be expensive and time-consuming and might not be successful.

If we are not able to attract and retain highly skilled employees and contractors, we may not be able to implement our business model successfully.

We will rely upon employees and third-party consultant/contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled personnel.  In order to do so, we may need to pay higher compensation, fees, and/or other incentives to our employees or consultants than we currently expect, and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality employees, consultants and contractors is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

The loss of our management team or other key personnel would have an adverse impact on our future development and impair our ability to succeed.

In the early stages of development, our business will be significantly dependent on the Company’s management team and other key personnel. Our success will be particularly dependent upon Mr. Amro Albanna and Dr. Shahrokh Shabahang. The loss of any one of these individuals or any other future key personnel could have a material adverse effect on the Company and our ability to further execute our intended business.

The use of our products may be limited by regulations, and we may be exposed to product liability and remediation claims.

The use of our planned products may be regulated by various local, state, federal and foreign regulators.  Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot provide assurance that our future products will not cause injury to the environment, people, or animals and/or otherwise have unintended adverse consequences, under all circumstances. For example, our products may be improperly combined with other chemicals or, even when properly combined, our products may be blamed for damage caused by those other chemicals. The costs of remediation or products liability could materially adversely affect our results, financial condition and operations.

We may be held liable for, or incur costs to settle, liability and remediation claims if any products we develop, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

At the stage customary to do so, we expect to maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for like companies and products. However, we cannot guarantee that our product liability insurance will be sufficient to help us avoid product liability-related losses. In the future, it is possible that meaningful insurance coverage may not be available on commercially reasonable terms or at all. In addition, a product liability claim could result in liability to us greater than our assets or insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to these matters, which could harm our business.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our Company.

We do not expect that internal control over financial accounting and disclosure, even if timely and well established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely affect our business.

COVID-19 may impact our operations.

On January 30, 2020 the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, capital raise efforts and additional development of our technologies may be negatively affected.

Risks Relating to Our Intellectual Property Rights

The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

In order for our business to be viable and to compete effectively, we need to develop and maintain, and we will heavily rely on, a proprietary position with respect to our technologies and intellectual property. However, there are significant risks associated with our actual or proposed intellectual property. The risks and uncertainties that we face with respect to our rights principally include the following:

●	pending patent applications we have filed or will file may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be subject to interference proceedings;

●	we may be subject to reexamination proceedings;

●	we may be subject to post grant review proceedings;

●	we may be subject to inter partes review proceedings;

●	we may be subject to derivation proceedings;

●	we may be subject to opposition proceedings in the U.S. or in foreign countries;

●	any patents that are issued to us may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to us;

●	other companies may have independently developed and patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have licensed or developed;

●	enforcement of patents is complex, uncertain and very expensive and we may not be able to secure, enforce and defend our patents; and

●	in the event that we were to ever seek to enforce our patents in ligation, there is some risk that they could be deemed invalid, not infringed, or unenforceable.

We cannot be certain that any patents will be issued as a result of any pending or future applications, or that any patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or our licensors were the first to invent or to file patent applications covering them.

It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. There is no guarantee that such licenses will be available based on commercially reasonable terms. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

If we are unable to obtain and maintain patent protection for our products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products could be impaired.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our development output before it is too late to obtain patent protection.

The patent position of life science companies generally is highly uncertain, involves complex legal and factual questions and has in past years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, unlike the U.S., European patent law restricts the patentability of methods of treatment of the human body. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection, even post-grant.

Recent patent reform legislation has increased the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights (whether licensed or otherwise held) or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights (whether licensed or otherwise held), allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications (whether licensed or otherwise held) is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our patent applications (whether licensed or otherwise held) result in the issuance of patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our licensed or owned patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products. Given the amount of time required for the development, testing and regulatory review of new life science product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property rights portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or that our intellectual property is invalid or unenforceable. In addition, in a patent infringement proceeding, a court may decide that a licensed or owned patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover that technology. Moreover, lawsuits to protect or enforce our intellectual property rights could be expensive, time-consuming and ultimately unsuccessful.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the life sciences industry. We cannot guarantee that our product candidates will not infringe third-party patents or other proprietary rights. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including inter partes review, interference, or derivation proceedings before the USPTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our own patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees and annuities on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter our markets, which could have a material adverse effect on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Certain of our employees and contractors were previously employed at universities or other companies, including potential competitors. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims, and any such litigation could have an unfavorable outcome.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and adverse results, and be a distraction to management.

Some intellectual property which we own or have licensed may have been discovered through government funded programs such as, for example, the government funded programs referenced in intellectual property licensed under the LLU License Agreement, and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements, and a preference for United States industry. Compliance with such regulations may limit our exclusive rights, subject us to expenditure of resources with respect to reporting requirements, and limit our ability to contract with non-U.S. manufacturers.

Some of the intellectual property rights we own or have licensed have been generated through the use of United States government funding and may therefore be subject to certain federal regulations. As a result, the United States government may have certain rights to intellectual property embodied in our current or future products and product candidates pursuant to the Bayh-Dole Act of 1980. These United States government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the United States government has the right to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The United States government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the United States government may acquire title to these inventions in any country in which a patent application is not filed within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the United States government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for United States manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. Any exercise by the government of any of the foregoing rights could harm our competitive position, business, financial condition, results of operations and prospects.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

We may spend considerable resources developing and maintaining patents, licensing agreements and other intellectual property that may later be abandoned or may otherwise never result in products brought to market.

Not all technologies and candidate products that initially show potential as the basis for future products ultimately meet the rigors of our development process and as a result may be abandoned and/or never otherwise result in products brought to market.  In some cases, prior to abandonment we may be required to incur significant costs developing and maintaining intellectual property and/or maintaining license agreements and our business could be harmed by such costs.

We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted, and our business could be negatively affected.

We rely on information technology networks and systems to process, transmit and store electronic and financial information; to coordinate our business; and to communicate within our Company and with customers, suppliers, partners and other third-parties. These information technology systems may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown, and our business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted, and our business could be negatively affected. In addition, cyber-attacks could lead to potential unauthorized access and disclosure of confidential information, and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber-attacks in the future.

Risks Related to the Offering and Our Common Stock

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The listing rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our common stock;

●	the number of investors in general that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

The Series A-1 Warrants may not have value.

The Series A-1 Warrants being offered by us in this offering have an exercise price of $ per share, and expire five (5) years from the date of issuance. In the event that our common stock does not exceed the exercise price of the Series A-1 Warrants during the period when such Warrants are exercisable, such Series A-1 Warrants may not have any value.

Holders of our Warrants will have no rights as shareholders until they acquire shares of our common stock, if ever.

If you acquire the Warrants to purchase shares of our common stock in this offering, you will have no rights with respect to our common stock until you acquire shares of such common stock upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

There is no public market for either of the Warrants being offered by us in this offering and an active trading market for the same is not expected to develop.

There is no established public trading market for either of the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for any listing of either of the Warrants offered hereby on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be severely limited.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any and all future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all. We cannot assure you of a positive return on your investment or that you will not lose the entire amount of your investment.

Upon dissolution of our Company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our Company, whether voluntary or involuntary, our assets would be used to pay all of our debts and liabilities, and only thereafter would any remaining assets be distributed to our stockholders, subject to rights of the holders of the Preferred Stock, if any, on a pro rata basis. There can be no assurance that we will have assets available from which to pay any amounts to our stockholders upon such a liquidation, dissolution or winding-up. In such an event, you would lose all of your investment.

Limitation of Liability and Indemnification of Management.

The Delaware Corporation Law and the Company’s Amended and Restated Certificate of Incorporation provides for the limitation of the liability of directors for monetary damages. Such provisions may discourage shareholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise be a benefit to the Company’s shareholders.  In addition, a shareholder’s investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company’s officers or directors are paid by the Company pursuant to such provisions. Additionally, in accordance with Delaware law and the Company’s Amended and Restated Certificate of Incorporation, the Company shall indemnify, hold harmless and provide advancement of expenses, to the fullest extent permitted by applicable law, directors, officers, employees, and agents that are made a party or threatened to be made a party to legal proceedings by reason of the fact that such parties were working at the request of the Company.  We direct you to the Company’s Amended and Restated Certificate of Incorporation for more information.

Anti-takeover provisions under Delaware law could discourage, delay or prevent a change in control of our Company and could affect the trading price of our securities.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Our management team is required to devote substantial time to public company compliance initiatives.

As a publicly reporting company, we incur significant legal, accounting and other expenses. Our management and other personnel devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures, we will need to develop our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our executive officers, directors, and their respective affiliates will continue to exercise significant control over our Company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, and disregarding any shares of common stock that they purchase in this offering, if any, the existing holdings of our executive officers, directors, and their affiliates, will represent beneficial ownership, in the aggregate, of approximately 32.87% of our outstanding common stock. Please see “Security Ownership of Beneficial Owners and Management” on page 67 for more information. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock. In addition, this concentration of ownership might adversely affect the market price of our common stock by:

●	delaying, deferring or preventing a change of control of the Company;

●	impeding a merger, consolidation, takeover or other business combination involving the Company; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

If you purchase our Units in this offering, you will incur immediate and substantial dilution in the book value of your Shares.

You will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Assuming an initial offering price of $9.00 per unit, purchasers in this offering will experience immediate dilution of $6.82 per share of common stock in net tangible book value of the common stock. See “Dilution” on page 35 for a more detailed description of the dilution to new investors in the offering.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock and Warrant price to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to fund our business strategy, including without limitation, new and ongoing product development expenses, offering expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock is subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, stock markets have historically experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in past years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting interests of then-current stockholders and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our Amended and Restated Certificate of Incorporation provides for the authorization to issue up to 3,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Bylaws contain a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation are deemed to have notice of and consented to this provision.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

If you purchase Preferred Stock in lieu of common stock in this offering, as a holder of Preferred Stock, you will have no rights as a common stockholder with respect to the shares of common stock underlying the Preferred Stock until you acquire our common stock.

If you purchase Preferred Stock in lieu of common stock in this offering, until you acquire our common stock upon conversion of your Preferred Stock, you will have no rights with respect to the common stock underlying the Preferred Stock. Upon conversion of your Preferred Stock, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for actions to be taken by our common stockholders occurs after the date you convert your Preferred Stock.

Our Preferred Stock will rank junior to all our liabilities to third party creditors, and to any class or series of our capital stock created after this offering specifically ranking by its terms senior to the Preferred Stock, in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Preferred Stock only after all our liabilities have been paid. Our Preferred Stock will effectively rank junior to all existing and future liabilities held by third party creditors. The terms of our Preferred Stock do not restrict our ability to raise additional capital in the future through the issuance of debt. Our Preferred Stock will also rank junior to any class or series of our capital stock created after this offering specifically ranking by its terms senior to the Preferred Stock. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our liabilities, to pay amounts due on any or all of our Preferred Stock then outstanding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our plans to initiate clinical trials for our product candidates;

●	our plans to research, develop and commercialize our product candidates

●	Our ability to comply with the provisions of our license agreement with Loma Linda University;

●	The results of clinical testing and trial activities of our product candidates;

●	Our ability to obtain regulatory approval and market acceptance of, and reimbursement for our products;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our reliance on third parties to conduct our research, preclinical studies and expected clinical trials; and

●	the impact of government laws and regulation.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 888,889 Units in this offering will be approximately $6,936,313, assuming a public offering price of $9.00 per Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $8,026,998, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including the development and introduction of our AditxtScore™ monitoring platform, working capital, sales and marketing activities, and general and administrative matters. This expected use of net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering or the amounts we will spend on the uses set forth above. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and U.S. government securities.

We believe that the net proceeds from this offering and our existing cash, cash equivalents and investments will be sufficient to fund our current operations for at least eighteen months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash and cash equivalents.

In the ordinary course of our business, we expect to, from time to time, evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:

●	on an actual basis;

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of 888,889 shares of our common stock being sold as part of the Units in this offering at An assumed public offering price of $9.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2020
(in thousands, except share and per share data)	Actual	Pro Forma, As Adjusted (unaudited)
Cash	$50	$6,986
Common stock, par value $0.001 per share	4	5
Treasury stock	(201)	(201)
Additional paid-in capital	9,939	16,874
Accumulated deficit	(13,454)	(13,454)
Total stockholders’ equity/(deficit)	(3,712)	3,224

Total capitalization	$(3,662)	$10,211

The number of shares of our common stock to be outstanding after this offering is based on 3,968,312 shares of our common stock outstanding as of June 30, 2020, assumes (i) no exercise by the underwriter of its over-allotment option and (ii) no exercise of the warrants to be issued to the underwriter in this offering, and excludes:

●	1,226,668 Units issued in the Company’s IPO, with each Unit consisting of one share of common stock, one Series A warrant, and one Series B warrant;

●	184,000 Series A warrants and 184,000 Series B warrants issued to the underwriter in partial exercise of its option to cover over-allotments in connection with the Company’s IPO;

●	1,291,503 shares of common stock issuable upon the exercise of outstanding warrants as of that date having a weighted average exercise price of $4.46 per share; and

●	2,500,000 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan, or the 2017 Plan.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	no exercise of the outstanding options or warrants described above.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2020 we had a historical net tangible book value (deficit) of $(4,254,802), or $(1.07) per share of common stock, based on shares of common stock outstanding at June 30, 2020. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at June 30, 2020, divided by the number of shares of common stock outstanding at June 30, 2020.

After giving effect to the sale of 888,889 Units (and the shares of common stock thereunder) in this offering at an assumed public offering price of $9.00 per Unit (assuming no exercise of the warrants included in the Units, no value is attributed to such warrants and such warrants are classified and accounted for as equity), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2020 would have been $2,681,511 or $0.55 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of per share to existing shareholders and immediate dilution of $1.62 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis

Public offering price per share	$9.00
Net tangible book value per share as of June 30, 2020	(1.07)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors in this offering	$1.62
Pro forma as adjusted net tangible book value per share immediately after this offering		$2.18
Dilution per share to new investors in this offering		$6.82

The number of shares of our common stock to be outstanding after this offering is based on 3,968,312 shares of our common stock outstanding as of June 30, 2020 assumes (i) no exercise by the underwriter of its over-allotment option and (ii) no exercise of the warrants to be issued to the underwriter in this offering, and excludes:

●	1,226,668 Units issued in the Company’s IPO, with each Unit consisting of one share of common stock, one Series A warrant, and one Series B warrant;

●	184,000 Series A warrants and 184,000 Series B warrants issued to the underwriter in partial exercise of its option to cover over-allotments in connection with the Company’s IPO;

●	1,291,503 shares of common stock issuable upon the exercise of outstanding warrants as of that date having a weighted average exercise price of $4.46 per share; and

●	2,500,000 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan, or the 2017 Plan.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	no exercise of the outstanding options or warrants described above.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statements of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 from our audited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in future periods.

	June 30, 2020	December 31, 2019
Statements of Operations Data:	(Unaudited)
REVENUE	—	—

OPERATING EXPENSES
General and administrative expenses, includes $689,766 and $4,221,733 in stock-based compensation	1,223,765	5,694,806
Research and development, includes $0 and $10,000 in stock-based compensation	228,665	175,441
Sales and marketing, includes $0 and $0 in stock-based compensation	2,848	551
Total Operating Expenses	1,455,278	5,870,798

NET LOSS FROM OPERATIONS	(1,455,278)	(5,870,798)

OTHER INCOME (EXPENSE)
Interest expense	(902)	(1,930)
Gain on forgiveness of debt	32,500	45,000
Amortization of debt discount	(300,000)	—
Total Other Income (Expense)	(268,402)	43,070

Net loss before provision for income taxes	(1,723,680)	(5,827,728)

Provision for income taxes	—	—

NET LOSS	(1,723,680)	(5,827,728)

Net loss per share - basic and diluted	(0.44)	(1.52)

Weighted average number of shares outstanding during the period - basic and diluted	3,917,891	3,830,971

Balance Sheet Data:
Cash and cash equivalents	49,925	4,090
Working capital	(4,254,802)	(2,791,619)
Total assets	617,589	123,532
Total liabilities	4,329,810	2,975,709
Total stockholders’ deficit	(3,712,221)	(2,852,177)
Total liabilities and stockholders’ deficit	617,589	123,532

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We are a life sciences company with a mission of prolonging life and enhancing its quality by improving the health of the immune system. Our immune reprogramming technology is currently at the pre-clinical stage and designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. Our immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system and we plan to utilize it in our upcoming clinical trials to monitor subjects’ immune response before, during and after drug administration. We are also evaluating plans to obtain FDA approval for this monitoring tool’s use as a clinical assay.

Immune Reprogramming (AditxtReprogramming™ Business Segment)

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the aforementioned side effects. Furthermore, transplanted organs often ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than 5 years.

New, focused therapeutic approaches are needed that modulate only the small portion of immune cells that are involved in rejection of the transplanted organ, as this approach can be safer for patients than indiscriminate immune suppression.  Such approaches are referred to as immune tolerance, and when therapeutically induced, may be safer for patients and also potentially allow long-term survival of transplanted tissues and organs.

In the late 1990s, academic research on these approaches was conducted at the Transplant Center in Loma Linda University (“LLU”) in connection with a project that secured initial grant funding from the U.S. Department of Defense.  The focus of that project was for skin grafting for burn victims.  Twenty years of research at LLU and an affiliated incubator led to a series of discoveries that have been translated into a large patent portfolio of therapeutic approaches that may be applied to the modulation of the immune system in order to induce tolerance to self and transplanted organs.

We have an exclusive worldwide license for commercializing this nucleic acid-based technology (which is currently at the pre-clinical stage), named Apoptotic DNA Immunotherapy™ (ADi™) from LLU, which utilizes a novel approach that mimics the way the body naturally induces tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. Thus, ADi™ may allow patients to live with transplanted organs with significantly reduced immune suppression. ADi™ is a technology platform which we believe can be engineered to address a wide variety of indications.

We are developing ADi™ products for organ transplantation including skin grafting, autoimmune diseases, and allergies, with the initial focus on skin allografts and psoriasis, as we believe these indications will be most efficient in providing safety and efficacy data in clinical trials. To submit a Biologics License Application (“BLA”) for a biopharmaceutical product, clinical safety and efficacy must be demonstrated in a series of clinical studies conducted with human subjects. For products in our class of drugs, the first-in-human trials will be a combination of Phase I (safety/tolerability) and Phase II (efficacy) in affected subjects. To obtain approval to initiate the Phase I/IIa studies, an Investigational New Drug Application will be submitted to compile non-clinical efficacy data as well as manufacturing and pre-clinical safety/toxicology data. To date, we have conducted non-clinical studies in a stringent model of skin transplantation using genetically mismatched donor and recipient animals demonstrating a 3-fold increase in the survival of the skin graft in animals that were tolerized with ADi™ compared to animals that receive immune suppression alone. Prolongation of graft life was observed despite discontinuation of immune suppression after the first 5 weeks. Additionally, in an induced non-clinical model for psoriasis, ADi™ treatment resulted in a 69% reduction in skin thickness and a 38% decrease in skin flaking (two clinical parameters for assessment of psoriasis skin lesions). The Phase I/IIa studies in psoriasis will evaluate the safety/tolerability of ADi™ in patients diagnosed with psoriasis. Since the drug will be administered in subjects diagnosed with psoriasis, effectiveness of the drug to improve psoriatic lesions will also be evaluated. In another Phase I/IIa study, patients requiring skin allografts will receive weekly intra-dermal injections of ADi™ in combination with standard immune suppression to assess safety/tolerability and possibility of reducing levels of immunosuppressive drugs as well as prolongation of graft life. Later phase trials are planned after successful completion of these studies in preparation for submission for a BLA to regulatory agencies.

Immune Monitoring (AditxtMonitoring™ Business Segment)

We believe that understanding the status of an individual’s immune system is key to developing and administering immunotherapies such as ADi™. We have secured an exclusive worldwide license for commercializing a technology platform which provides a personalized comprehensive profile of the immune system. It is intended to be informative for individual immune responses to viruses, bacterial antigens, peptides, drugs, bone marrow and solid organ transplants, and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as future infectious agents. We plan to brand this technology, and other future licensed and/or in-house developed monitoring technologies collectively as AditxtScore™.

AditxtScore™ is being designed to allow individuals to understand, manage and monitor their immune profiles in order to be informed about attacks on or by their immune system. We believe AditxtScore™ can also assist the medical community in anticipating possible immune responses and reactions to viruses, bacteria, allergens and transplanted organs. It can be useful in anticipating attacks on the body by having the ability to determine its potential response and for developing a plan to deal with an undesirable reaction by the immune system. Its advantages include the ability to provide a simple, rapid, accurate, high throughput, single platform assay that can be multiplexed to determine the immune status with respect to several factors simultaneously, in 3-16 hours, as well as detect antigen and antibody in a single test (i.e. infectious, recovered, immune). In addition, it can determine and differentiate between various types of cellular and humoral immune responses (T and B cells). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We plan to utilize AditxtScore™ in our upcoming clinical trials to monitor subjects’ immune response before, during and after ADi™ drug administration. We are also evaluating plans to obtain FDA approval for AditxtScore™’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the Infectious Diseases market, by end of 2020. To obtain FDA approval to use AditxtScore™ as a clinical assay, we plan to conduct validation studies comparing AditxtScore™ to other immunological tests to demonstrate reproducibility of data and to demonstrate the sensitivity of the assays for use in different indications (e.g., detection of antigens present in infectious agents or antibodies against infectious agents). We believe that these data will show AditxtScore™’s ability to multiplex in two ways using a single assay: (i) evaluating the immune response to multiple antigens (from different infectious agents) and (ii) measuring quantities of multiple cytokines. Furthermore, we believe that the additional validation studies will demonstrate AditxtScore™’s ability to measure the presence of several antibody isotypes against several antigens in a single reaction. Our plan is to submit a 510(K) application to the FDA after successful completion of these studies. We have engaged consultants for our communications and submissions to the FDA. Beyond 2020, we plan to develop AditxtScore™ for applications in additional markets such as Organ Rejection, Allergies, Drug/Vaccine Response, and Disease Susceptibility.

On August 6, 2020 Aditxt announced the first application of its AditxtScore™ platform - AditxtScore™ for COVID-19. AditxtScore™ for COVID-19 is a double-multiplex assay that can be used to detect and differentiate various antibody isotypes (IgG, IgM, IgA) against multiple SARS-CoV-2 antigens (e.g. RBD, S1, NP) simultaneously in a single reaction. Currently, one of the most widely used platforms, ELISA, can only detect one antibody isotype against one antigen at a time. We believe AditxtScore™ for COVID-19 will increase the resolution of results obtained for each antibody isotype thereby enhancing sensitivity for monitoring changes in these values over time. Due to the enhanced specificity and sensitivity of this comprehensive antibody detection system, false positive and false negative results have proven to be significantly reduced when testing for the antibodies produced to SARS-CoV-2, thereby expanding its utility beyond a tool used in epidemiology. Therefore, and importantly, AditxtScore™ for COVID-19 can serve as a valuable tool to evaluate immune responses to SARS-CoV-2 vaccines in clinical settings.

On August 19, 2020, we filed for an Emergency Use Authorization (EUA) with the FDA. We plan to file a 510(K) application with the FDA by the end of Q4, 2020. Additionally, Aditxt is planning its operational capabilities in anticipation of beginning pilot programs utilizing AditxtScore™ for COVID-19 in Q4, 2020, with the goal of making AditxtScore™ commercially available starting in Q1, 2021.

License Agreement with Loma Linda University

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris Biomedical, Inc. (“Sekris”). Sekris was a party to a License Agreement with Loma Linda University (“LLU”), entered into and made effective on May 25, 2011, and amended on June 24, 2011, July 16, 2012 and December 27, 2012 (the “Original Agreement,” and together with the Assignment Agreement, the “Sekris Agreements”). Pursuant to the Assignment Agreement, Sekris transferred and assigned all of its rights and obligations in and to and liabilities under the Original Agreement, of whatever kind or nature, to us. In exchange, on March 8, 2018, we issued a warrant to Sekris to purchase up to 500,000 shares of our common stock (the “Sekris Warrant”). The warrant was immediately exercisable and has an exercise price of $4.00 per share. The expiration date of the warrant is March 8, 2023. On March 15, 2018, we entered into a LLU License Agreement directly with Loma Linda University, which amends and restates the Sekris Agreements.

Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license in and to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADi™ technology). We refer you to the section titled “Our Business—Intellectual Property—Patent Rights” for a summary of the patents and patent applications that we licensed from LLU pursuant to the LLU License Agreement. In consideration for the LLU License Agreement, we issued 25,000 shares of common stock to LLU.

Pursuant to the LLU License Agreement, we are required to pay an annual license fee to LLU. In July 2020, we paid LLU $455,000 in payment of outstanding milestone payments and license fees. We are also required to pay to LLU milestone payments in connection with certain development milestones. Specifically, we are required to make the following milestone payments: $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027. Additionally, as consideration for prior expenses incurred by LLU to prosecute, maintain and defend the LLU Patent and Technology Rights, we are obligated to make the following payments to LLU:, $70,000 due at the end of December 2018, and a final payment of $60,000 due at the end of March 2019. We are required to defend the LLU Patent and Technology Rights during the term of the LLU License Agreement. Additionally, we will owe royalty payments of (i) 1.5% of Net Product Sales and Net Service Sales on any Licensed Products (defined as any finished pharmaceutical products which utilizes the LLU Patent and Technology Rights in its development, manufacture or supply), and (ii) 0.75% of Net Product Sales and Net Service Sales for Licensed Products and Licensed Services not covered by a valid patent claim for technology rights and know-how for a three (3) year period beyond the expiration of all valid patent claims. We also are required to produce a written progress report to LLU, discussing our development and commercialization efforts, within 45 days following the end of each year. All intellectual property rights in and to LLU Patent and Technology Rights shall remain with LLU (other than improvements developed by or on our behalf).

The LLU License Agreement shall terminate on the last day that a patent granted to us by LLU is valid and enforceable or the day that the last patent application licensed to us is abandoned. The LLU License Agreement may be terminated by mutual agreement or by us upon 90 days written notice to LLU. LLU may terminate the LLU License Agreement in the event of (i) non-payments or late payments of royalty, milestone and license maintenance fees not cured within 90 days after delivery of written notice by LLU, (ii) a breach of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU and (iii) LLU delivers notice to us of three or more actual breaches of the LLU License Agreement by us in any 12-month period. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate a first-in-human clinical trials on or before March 31, 2020, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2022, (iii) the completion of Phase III clinical trials by March 31, 2024 and (iv) biologic licensing approval by the FDA by March 31, 2025.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patented technology is exclusive, including the right to sublicense, beginning on the effective date of the agreement and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory (as those terms are defined in the February 2020 License Agreement”). However, Stanford agreed to not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

In July 2020, we paid a licensing fee of $25,000 and a patent fee of $22,635. We also issued 18,750 shares of the Company’s common stock to Stanford. An annual licensing maintenance fee is payable by us on the first anniversary of the February 2020 License Agreement in the amount of $40,000 for 2021 through 2024 and $60,000 in starting in 2025 until the license expires upon the expiration of the patent. The Company will pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. We are also required to: (i) provide a listing of the management team or a schedule for the recruitment of key management positions by March 31, 2020 (which has been completed), (ii) provide a business plan covering projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 in revenue by June 30, 2020 (which has been completed), (iii) conduct validation studies by September 30, 2020, (iv) hold a pre-submission meeting with the FDA by September 30, 2020, (v) submit a 510(k) application to the FDA by December 31, 2020, (vi) obtain FDA approval by December 31, 2021, (vii) complete a prototype assay kit by December 31, 2021 and (viii) have a written agreement with Stanford on further development and commercialization milestones for specific fields of use by December 31, 2021.

In addition to the annual license maintenance fees outlined above, we will pay Stanford royalties on Net Sales (as such term is defined in the February 2020 License Agreement) during the of the term of the agreement as follows: 4% when Net Sales are below or equal to $5 million annually or 6% when Net Sales are above $5 million annually. The February 2020 License Agreement may be terminated upon our election on at least 30 days advance notice to Stanford, or by Stanford if we: (i) are delinquent on any report or payment; (ii) are not diligently developing and commercializing Licensed Product; (iii) miss certain performance milestones; (iv) are in breach of any provision of the February 2020 License Agreement; or (v) provide any false report to Stanford. Should any events in the preceding sentence occur, we have a thirty (30) day cure period to remedy such violation.

Going Concern

The Company was incorporated on September 28, 2017 and has not generated revenues to date. During the year ended December 31, 2019 and the six months ended June 30, 2020 the Company had a net loss of $5,827,728 and $1,723,680 and will require significant additional capital in order to operate in the normal course of business and fund clinical studies in the long-term. As a result of the IPO, the Company received net proceeds of approximately $9.5 million subsequent to the period presented. The Company believes that the funds raised by the IPO will be sufficient to fund the Company’s operation for at least the next 12 months. As a result, these conditions have alleviated the doubt regarding our ability to continue as a going concern beyond one year.

Financial Results

We have a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Our financial statements as of December 31, 2019, show a net loss of $5,827,728. Our financial statements as of June 30, 2020, show a net loss of $1,723,680. We expect to incur additional net expenses over the next several years as we continue to maintain and expand our existing operations. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

 On July 2, 2020, the Company completed its initial public offering (“IPO”). In connection therewith, the Company issued 1,226,668 Units, excluding the underwriters’ overallotment, at an offering price of $9.00 per Unit, resulting in gross proceeds of approximately $11.0 million. The Units issued in the IPO consisted of one share of common stock, one Series A warrant, and one Series B warrant. The Series A warrants have an exercise price of $4.50 and a term of 5 years. The Series B warrants have exercise price of $11.25 and a term of 5 years. Substantially all of the Series B warrants issued in the IPO as part of the Units have been exercised pursuant to a cashless provision therein.

Results of Operations

Results of operations for the year ended December 31, 2019

During the year ended December 31, 2019, we incurred a loss from operations of $5,870,798. This is due to general and administrative expenses of $5,694,806, which includes $4,221,733 in stock-based compensation, research and development of $175,441, which includes $10,000 in stock-based compensation, and sales and marketing expenses of $551. The $175,441 in research and development is comprised of $18,396 in licensing fees, $54,000 in product development, and $103,045 in other research and development expense.

During the year ended December 31, 2018, we incurred a loss from operations of $5,609,471. This is due to general and administrative expenses of $5,044,634, which includes $3,417,526 in stock-based compensation, research and development of $525,000, and sales and marketing expenses of $39,837. The $525,000 in research and development is comprised of licensing fees.

Results of operations for the three months ended June 30, 2020

During the three months ended June 30, 2020, we incurred a loss from operations of $398,479. This is due to general and administrative expenses of $352,338, which includes $160,329 in stock-based compensation, research and development of $28,294, and sales and marketing expenses of $2,848. The $28,294 in research and development is comprised of $625 in licensing fees, $13,500 in product development, and $14,169 in other research and development expense.

During the three months ended June 30, 2019, we incurred a loss from operations of $2,555,525. This is due to general and administrative expenses of $2,511,438, which includes $2,098,759 in stock-based compensation, research and development of $43,978, and sales and marketing expenses of $109. The $43,978 in research and development is comprised of $15,181 in licensing fees, $13,500 in product development and $15,297 in other research and development expense.

Results of operations for the six months ended June 30, 2020

During the six months ended June 30, 2020, we incurred a loss from operations of $1,455,277. This is due to general and administrative expenses of $1,208,765, which includes $689,766 in stock-based compensation, research and development of $228,665, and sales and marketing expenses of $2,848. The $228,665 in research and development is comprised of $126,670 in licensing fees, $27,000 in product development, and $74,995 in other research and development expense.

During the six months ended June 30, 2019, we incurred a loss from operations of $3,800,214. This is due to general and administrative expenses of $3,711,221, which includes $2,822,367 in stock-based compensation, research and development of $88,846, and sales and marketing expenses of $147. The $88,846 in research and development is comprised of $15,181 in licensing fees, $27,000 in product development and $46,665 in other research and development expense.

Liquidity

We have incurred substantial operating losses since inception and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of June 30, 2020, we had an accumulated deficit of approximately $13.5 million. The Company had a working capital deficit of $4,254,802 as of June 30, 2020.

Our financial statements have been prepared assuming that we will continue as a going concern.

The Company has funded its operations from proceeds from the sale of equity and debt securities. On July 2, 2020, the Company completed its IPO and raised approximately $9.5 million in net proceeds. The Company believes that these funds will be sufficient to fund the Company’s operations for the foreseeable future. The Company may need to raise additional funding through strategic relationships, public or private equity or debt financings, grants or other arrangements to develop and seek regulatory approvals for the Company’s existing and new product candidates. If such funding is not available or not available on terms acceptable to the Company, the Company’s current development plan and plans for expansion of its general and administrative infrastructure may be curtailed.

We may need to raise significant additional capital to continue to fund our operations and the clinical trials. We may seek to sell common stock, preferred stock or convertible debt securities, enter into a credit facility or another form of third-party funding or seek other debt financing. In addition, we may seek to raise cash through collaborative agreements or from government grants. The sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development program. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate expenses including some or all of our planned development, including our clinical trials. While the Company may need to raise funds in the future, the Company believes its current cash reserves should be sufficient to fund the Company’s operation for the foreseeable future. Because of these factors, the Company believes that this alleviates the issues about the Company’s ability to continue as a going concern.

Critical Accounting Polices and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We believe that of our critical accounting policies described under the heading “Management’s Discussion and Analysis of Financial Condition and Plan of Operations—Critical Accounting Policies” in the Company’s Prospectus, dated June 29, 2020, filed with the SEC pursuant to Rule 424(b), the following involve the most judgment and complexity:

●	Research and development

●	Stock-based compensation expense

●	Fair value of common stock

Accordingly, we believe the policies set forth above are critical to fully understanding and evaluating our financial condition and results of operations. If actual results or events differ materially from the estimates, judgments and assumptions used by us in applying these policies, our reported financial condition and results of operations could be materially affected.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Property

We currently lease 5,810 square feet of laboratory space in Mountain View, CA. Pursuant to the terms of the lease, we pay $28,178 in rent (which is subject to an increase each year). The lease terminates on August 4, 2024.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Recently Issued and Adopted Accounting Pronouncements

See Note 3 - Summary of Significant Accounting Policies to the accompanying financial statements for a description of other accounting policies and recently issued accounting pronouncements.

BUSINESS

Overview

We are a life sciences company developing technologies specifically focused on improving the health of the immune system through immune reprogramming and monitoring. Our immune reprogramming technology is currently at the pre-clinical stage and designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. Our immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system and we plan to utilize it in our upcoming clinical trials to monitor subjects’ immune response before, during and after drug administration. We are also evaluating plans to obtain FDA approval for this monitoring tool’s use as a clinical assay. For this, we have completed validation studies using one of our monitoring platform technologies to demonstrate utility of our AditxtScore™ for COVID-19 to detect multiple antibody isotypes produced in response to SARS-CoV-2 antigens. Data obtained from these validation studies will be used for preparation of an application to the FDA to seek an Emergency Use Authorization for this assay.

Immune Reprogramming (AditxtReprogramming™ Business Segment)

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the above-mentioned side effects. Furthermore, transplanted organs often ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than 5 years.

New, focused therapeutic approaches are needed that modulate only the small portion of immune cells that are involved in rejection of the transplanted organ, as this approach can be safer for patients than indiscriminate immune suppression.  Such approaches are referred to as immune tolerance, and when therapeutically induced, may be safer for patients and also potentially allow long-term survival of transplanted tissues and organs.

In the late 1990s, academic research on these approaches was conducted at the Transplant Center at Loma Linda University in connection with a project that secured initial grant funding from the U.S. Department of Defense.  The focus of that project was for skin grafting for burn victims.  Twenty years of research at LLU and an affiliated incubator led to a series of discoveries that have been translated into a large patent portfolio of therapeutic approaches that may be applied to the modulation of the immune system in order to induce tolerance to self and transplanted organs.

We have an exclusive worldwide license from LLU for commercializing this nucleic acid-based technology (which is currently at the pre-clinical stage), called Apoptotic DNA Immunotherapy™ (ADi™), which utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. Thus, ADi™ may allow patients to live with transplanted organs with significantly reduced immune suppression. ADi™ is a technology platform, which we believe can be engineered to address a wide variety of indications.

We are developing ADi™ products for organ transplantation including skin grafting, autoimmune diseases, and allergies, with the initial focus on skin allografts and psoriasis, as we believe these indications will be most efficient in providing safety and efficacy data in clinical trials. To submit a BLA for a biopharmaceutical product, clinical safety and efficacy must be demonstrated in a series of clinical studies conducted with human subjects. For products in our class of drugs, the first-in-human trials will be a combination of Phase I (safety/tolerability) and Phase II (efficacy) in affected subjects. To obtain approval to initiate the Phase I/IIa studies, an Investigational New Drug Application will be submitted to compile non-clinical efficacy data as well as manufacturing and pre-clinical safety/toxicology data. To date, we have conducted non-clinical studies in a stringent model of skin transplantation using genetically mismatched donor and recipient animals demonstrating a 3-fold increase in the survival of the skin graft in animals that were tolerized with ADi™ compared to animals that receive immune suppression alone. Prolongation of graft life was observed despite discontinuation of immune suppression after the first 5 weeks. Additionally, in an induced non-clinical model for psoriasis, ADi™ treatment resulted in a 69% reduction in skin thickness and a 38% decrease in skin flaking (two clinical parameters for assessment of psoriasis skin lesions). The Phase I/IIa studies in psoriasis will evaluate the safety/tolerability of ADi™ in patients diagnosed with psoriasis. Since the drug will be administered in subjects diagnosed with psoriasis, effectiveness of the drug to improve psoriatic lesions will also be evaluated. In another Phase I/IIa study, patients requiring skin allografts will receive weekly intra-dermal injections of ADi™ in combination with standard immune suppression to assess safety/tolerability and possibility of reducing levels of immunosuppressive drugs as well as prolongation of graft life. Later phase trials are planned after successful completion of these studies in preparation for submission for a BLA to regulatory agencies.

ADi™ Advantages

ADi™ is a nucleic acid-based technology (e.g., plasmid DNA-based) which we believe selectively suppresses only those immune cells involved in the rejection of tissue and organ transplants. It does so by tapping into the body’s natural process of cell death (apoptosis) to reprogram the immune system to stop unwanted attacks on self or transplanted tissues. Apoptosis is a natural process of “immune tolerance” used by the body to clear dying cells and to allow recognition and tolerance to self-tissue. ADi™ triggers this process enabling the natural immune system cells to recognize the targeted tissues as “self”. Conceptually, it is designed to retrain the immune system to become accepting of the organ similar to how natural apoptosis reminds our immune system to be tolerant to our own “self” tissues.

While efforts have been made by various groups to promote tolerance through cell therapies and ex vivo manipulation of patient cells (takes place outside the body typically requiring hospitalization), to our knowledge, we will be unique in our approach of using in-body induction of apoptosis to promote tolerance to specific tissues. In addition, ADi™ treatment itself will not require hospitalization, only an injection in minute amounts into the skin.

Reduce Chronic Rejection

While immunosuppressants control acute rejection during the early time-period after receiving an organ, chronic rejection of the organ that occurs one or more years after the transplant procedure continues to pose a major challenge for organ recipients.

Chronic rejection has been likened to autoimmunity (a misdirected immune response that occurs when the immune system goes awry), where specific tissues in the transplanted organ are attacked by the immune system.  In other words, chronic rejection may not be caused just by differences between the donor and the recipient, but rather by an immune response by the recipient to specific tissues in the organ.  Our pre-clinical studies suggest that ADi™ has the ability to tolerize to specific tissues in a transplanted organ, and conceivably, reducing incidences of chronic rejection.

Moreover, preclinical studies have demonstrated that ADi™ treatment significantly and substantially prolongs graft survival, in addition to successfully “reversing” other established immune-mediated inflammatory processes.

Reduce immune suppression

Studies in animal models have shown that conditioning/desensitizing the animals to receive the transplant, prolongs the survival of the transplanted tissue or organ.  These studies have used repeated exposure to low doses of protein components in specific organs to reduce immunologic recognition and attack on the transplanted organ.

Based on some of our data, we believe that with ADi™ treatment, recipients can be conditioned/desensitized ahead of transplantation, thereby retraining the immune system to more readily accept the organ and also reduce the levels of immunosuppressive drugs needed post-transplantation.

Preformed Antibodies

Studies have shown that presence of preformed antibodies prior to transplantation procedures increases the rate of organ rejection. Preformed antibodies can develop in previously transplanted patients, patients who have given birth, and patients who have previously received blood transfusions. With more than 113,000 patients on transplant waiting lists in the U.S. alone, patients with pre-existing antibodies have much lower chances at qualifying to receive organs due to their increased risk of rejection – even with immune suppression.

Sadly, transplanted patients have a probability of needing re-transplantation at some point due to eventual chronic rejection of their transplanted organ, with the possible exception of some newborn recipients. With increased incidence of preformed antibodies, these patients may never have the opportunity to receive another organ. Based on experimental data, we believe that ADi™ may have the potential to address this issue providing these individuals better opportunities at receiving an organ transplantation.

ADi™ Key Differentiators

Ease of Delivery

Therapeutic products are typically administered systemically (i.e., by mouth in pill form or injected intramuscularly/intravenously). This requires repeated large doses of the drug to allow sufficient concentrations to reach the affected sites. ADi™ is a DNA-based product that can be injected directly into the skin where the target cells of the immune system reside, thereby significantly simplifying the delivery of the product and reducing the amount of product needed.

Repeat Dosing

DNA-based products are less likely to result in formation of neutralizing antibodies, which lend themselves to repeat dosing as may be required by ADi™ products.

Cost of Goods Advantage

ADi™ products are DNA-based and cost-effective to manufacture. Furthermore, DNA-based products are very stable and do not require adherence to cold chain (temperature-controlled) protocols for shipping. This also makes the product ideal for global distribution.

Simplified Therapy Delivery System

We believe that tolerance induction using ADi™ may potentially obviate the need for hospitalization because it can simply be injected into the skin. This approach reduces treatment costs and complexities in treatment delivery.  The anticipated administration of ADi™ will include an initial priming regimen that will require injections administered once a week for several weeks.  Thereafter, booster or maintenance doses will be provided on an individual basis as determined by immune and inflammation testing.  ADi™ treatments will be significantly more convenient and comfortable for patients because they do not require removal of patient cells for ex vivo manipulation.

ADi™ Technology Platform

ADi™ utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues.  It is a technology platform which we believe can be engineered to address a wide variety of indications. ADi™ includes two DNA molecules which are designed to deliver signals to induce tolerance. The first DNA molecule encodes a pro-apoptotic protein, which induces ‘programmed’ cell death.  This is a core component of the technology because it is intended to greatly increase the recruitment of dendritic cells, which are implicated in regulating the immune system.  The second DNA molecule encodes the protein of interest (guiding antigen), which is modified to promote a path of tolerance.  The guiding antigen is intended to result in tolerance induction specific to the tissue where the protein is found.

ADi™ has been successfully tested in several preclinical models (skin grafting, psoriaris, type 1 diabetes, alopecia areata) and its efficacy can be attributed to multiple factors:

1.	ADi™ does not rely on a single mechanistic approach. It has multiple components (interchangeable target antigen, apoptosis, methylated plasmid DNA) that affect different arms of the immune system, which can be manipulated.

2.	ADi™ activates key immune cells known to maintain tolerance in test animals and humans.

3.	ADi™ has been successfully applied to a stringent transplantation model.

4.	ADi™ lends itself to repeat dosing, which may be required to achieve its full potential therapeutic effect.

Proof of Concept: Skin Grafting

Results shown are 5 weeks post-transplantation

The proof of concept experiment performed in transplantation was a skin allograft transplantation procedure in which the donor skin was obtained from white BALB/c mice and transplanted to black C57BL/6 mice. The experiment was designed to address a more challenging scenario where the donor tissue was obtained from a donor which is genetically mismatched with the recipient. This is unlike clinical scenarios where the donor and recipient are genetically matched as much as possible. While these experiments were repeated in several separate experiments, the results shown here were obtained from a study conducted with 14 mice in the ADi™ treatment group and 7 mice in the control group. Prior to submission of an Investigational New Drug Application, additional non-clinical studies will be conducted in a pig model to establish the precise protocol (e.g. timing of vaccine administration, dosing, and appropriate immunosuppressive agents that will be used in combination with ADi™) that will be used in the clinical trials. In addition, IND-enabling safety/toxicology studies will be conducted by a GLP lab to ensure product safety for clinical testing.

Proof of Concept: Psoriasis

●	Psoriasis causes increased skin thickness and scaling in an established 10-day psoriasis model

●	ADiTM treatment resulted in a 69% reduction in skin thickening and 38% reduction in scaling over the 10-day study period

Proof of Concept: Type 1 Diabetes

90% of female NOD mice developed spontaneous autoimmune diabetes. Disease progression may be different for individual animals.

ADiTM was administered once a week for 8 weeks after each animal developed hyperglycemia. All animals responded with 80% showing durable response for the entire 40-week study period.

●	Type 1 or autoimmune diabetes is a condition where the body’s immune system mistakenly attacks cells in the pancreas resulting in diminished production of insulin

●	ADiTM incorporates an antigen (GAD) expressed in the pancreas

●	Administration of ADiTM using GAD as the antigen over an 8-week period in animals with T1D restores insulin production and reverses hyperglycemia

Proof of Concept: Alopecia Areata

ADiTM protects hair follicles from autoimmune attack

Immune Monitoring (AditxtMonitoring™ Business Segment)

We believe that understanding the status of an individual’s immune system is key to developing and administering immunotherapies such as ADi™. We have secured an exclusive worldwide license for commercializing a technology platform which provides a personalized comprehensive profile of the immune system. It is intended to be informative for individual immune responses to viruses, bacterial antigens, peptides, drugs, bone marrow and solid organ transplants, and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as future infectious agents. We plan to brand this technology, and other future licensed and/or in-house developed monitoring technologies collectively as AditxtScore™.

AditxtScore™ is being designed to allow individuals to understand, manage and monitor their immune profiles in order to be informed about attacks on or by their immune system. We believe AditxtScore™ can also assist the medical community in anticipating possible immune responses and reactions to viruses, bacteria, allergens and transplanted organs. It can be useful in anticipating attacks on the body by having the ability to determine its potential response and for developing a plan to deal with an undesirable reaction by the immune system. Its advantages include the ability to provide a simple, rapid, accurate, high throughput, single platform assay that can be multiplexed to determine the immune status with respect to several factors simultaneously, in 3-16 hours, as well as detect antigen and antibody in a single test (i.e. infectious, recovered, immune). In addition, it can determine and differentiate between various types of cellular and humoral immune responses (T and B cells). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We plan to utilize AditxtScore™ in our upcoming clinical trials to monitor subjects’ immune response before, during and after ADi™ drug administration. We are also evaluating plans to obtain FDA approval for AditxtScore™’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the Infectious Diseases market, by end of 2020. To obtain FDA approval to use AditxtScore™ as a clinical assay, we plan to conduct validation studies comparing AditxtScore™ to other immunological tests to demonstrate reproducibility of data and to demonstrate the sensitivity of the assays for use in different indications (e.g., detection of antigens present in infectious agents or antibodies against infectious agents). We believe that these data will show AditxtScore™’s ability to multiplex in two ways using a single assay: (i) evaluating the immune response to multiple antigens (from different infectious agents) and (ii) measuring quantities of multiple cytokines. Furthermore, we believe that the additional validation studies will demonstrate AditxtScore™’s ability to measure the presence of several antibody isotypes against several antigens in a single reaction. Our plan is to submit a 510(K) application to the FDA after successful completion of these studies. We have engaged consultants for our communications and submissions to the FDA. Beyond 2020, we plan to develop AditxtScore™ for applications in additional markets such as Organ Rejection, Allergies, Drug/Vaccine Response, and Disease Susceptibility.

(1)	Organ Rejection

Typically, by the time a transplanted or a native organ shows signs of failure, the damage is already done, and reversal of the tissue injury becomes challenging. Access to early warning signs of damage would be invaluable to reverse or even prevent the damage. There are currently no practical, efficient assays available to measure cellular immune responses and available tools do not provide timely information for patients. AditxtScore™ can be used to provide a sensitive and rapid tool to determine T cell response and to differentiate between various types of cellular immune responses. It can be multiplexed providing information about the number of cells responding as well as quantifying the amounts of various cytokines released by the cells in a single assay. Determination of cellular response has valuable applications for prediction, monitoring, early detection, and treatment of disease, including organ failure/rejection, as well as treatment efficacy. It can also reveal dysfunction of the immune system potentially contributing to more severe disease.

(2)	Allergies

Our immune system protects us by acting as a barrier against foreign substances and by eliminating them when they penetrate our bodies.  Once the initial exposure has occurred, memory cells develop to prepare the body against a future exposure.  This process is called immunity.  In certain situations, however, instead of immunity, the immune system develops memory cells that result in a more severe reaction during a future exposure to the same substance.  This type of response is called a hypersensitivity response, commonly known as an allergic response. AditxtScore™ can be used to develop multiplex assays each designed to test and monitor immune response to allergens. Based on the ability of this technology to run multiple tests in a single assay, 100 or more substances can potentially be tested for simultaneously.

(3)	Drug/Vaccine Response

There are currently no effective assays to predict and easily assess responses to vaccination. To determine whether an individual has responded to a particular vaccine, antibody titers are measured. This process may take several days. Furthermore, for vaccines that require a series of injections, titers are not measured between injections and may not be known for months. AditxtScore™ can be used to determine whether a patient is a responder or non-responder. It can provide an effective and rapid tool for potentially determining beneficial responses to a vaccine and can be used to monitor titer development post vaccination. It can allow evaluation of multiple vaccines in a single test (for memory B cell detection). This application can be useful for vaccines, cancer therapeutics anti-rejection drugs, anti-viral drugs, among others.

(4)	Disease Susceptibility

Disease susceptibility can vary from one individual to another and it can be a function of various factors, including genetic variability and differences in human leukocyte antigens (HLA) encoded by major histocompatibility complex (MHC) and responsible for regulation of the immune system in humans. People with certain HLA types may have higher or lower susceptibility to diseases. AditxtScore™ can be used to develop assays to evaluate differences in HLA types in individuals to help elucidate the relationship between certain HLA types and susceptibility to various diseases.

(5)	Infectious Diseases

Infectious diseases can cause a major predicament for scientific and medical professionals, epidemiologists, and infectious disease specialists, among others, who need to determine how to treat patients in real time while efficacious therapies are still being developed. Proper decision making requires understanding why some affected individuals show minor or no symptoms, some recover, and others die. This is fundamental to creating effective targeted therapeutics which may differ depending on the underlying profile of the individual at risk for, or with, disease. The immune system plays a major role in how any given individual responds to the infectious agent. This response can be inadequate or too robust or appropriately effective. Regardless, the kinetics of the response by the cellular and humoral (antibody) immune systems to the infectious agent are often unknown. A basic critical question, then, is what do the dynamics of the immune response look like from exposure to and through the disease period and during convalescence for those who survive and those who don’t; and how might vaccines and therapies alter these profiles such that predictions of vaccine/drug efficacy could be inferred prior to vaccination/treatment and/or disease severity or progression be prognosticated. AditxtScore™ can be used to help address these questions with multiplex assays each designed to test and monitor the immune response to infectious agents. Based on the ability to run multiple tests in a single assay, 100 or more agents can potentially be tested for simultaneously.

On August 6, 2020 Aditxt announced the first application of its AditxtScore™ platform - AditxtScore™ for COVID-19. AditxtScore™ for COVID-19 is a double-multiplex assay that can be used to detect and differentiate various antibody isotypes (IgG, IgM, IgA) against multiple  SARS-CoV-2 antigens (e.g. RBD, S1, NP) simultaneously in a single reaction. Currently, one of the most widely used platforms, ELISA, can only detect one antibody isotype against one antigen at a time. We believe AditxtScore™ for COVID-19 will increase the resolution of results obtained for each antibody isotype thereby enhancing sensitivity for monitoring changes in these values over time. Due to the enhanced specificity and sensitivity of this comprehensive antibody profiling system, false positive and false negative results have proven to be significantly reduced when testing for the antibodies produced to SARS-CoV-2, thereby expanding its utility beyond a tool used in epidemiology. Therefore, and importantly, AditxtScore™ for COVID-19 can serve as a valuable tool to evaluate immune responses to SARS-CoV-2 vaccines in clinical settings.

On August 19, 2020, we filed for an Emergency Use Authorization (EUA) with the FDA. We plan to file a 510(K) application with the FDA by the end of Q4, 2020. Additionally, Aditxt is planning its operational capabilities in anticipation of beginning pilot programs utilizing AditxtScore™ for COVID-19 in Q4, 2020, with the goal of making AditxtScore™ commercially available starting in Q1, 2021.

License Agreement with Loma Linda University

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris Biomedical, Inc. (“Sekris”). Sekris was party to a License Agreement with Loma Linda University (“LLU”), entered into and made effective on May 25, 2011, and amended on June 24, 2011, July 16, 2012, and December 27, 2012(the “Original Agreement,” and together with the Assignment Agreement, the “Sekris Agreements”). Pursuant to the Assignment Agreement, Sekris transferred and assigned all of its rights and obligations in and to and liabilities under the Original Agreement, of whatever kind or nature, to us. In exchange, on March 8, 2018, we issued a warrant to Sekris to purchase up to 500,000 shares of our common stock (the “Sekris Warrant”). The warrant was immediately exercisable and has an exercise price of $4.00 per share. The expiration date of the warrant is March 8, 2023. On March 15, 2018, we entered into a Patent & Technology License Agreement directly with LLU, as amended July 1, 2020 (the “LLU License Agreement”), which amends and restates the Sekris Agreements.

Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license in and to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADi™ technology). See the section titled “Our Business—Intellectual Property—Patent Rights” for a summary of the patents and patent applications that we licensed from LLU pursuant to the LLU License Agreement. In consideration for the LLU License Agreement, we issued LLU 25,000 shares of our common stock.

Pursuant to the LLU License Agreement, we are required to pay an annual license fee to LLU. Also, we agreed to pay LLU $455,000 in July 2020 in payment of outstanding milestone payments and license fees. We are also required to pay to LLU milestone payments in connection with certain development milestones. Specifically, we are required to make the following milestone payments: $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027. We are also required to defend the LLU Patent and Technology Rights during the term of the LLU License Agreement. Additionally, we will owe royalty payments of (i) 1.5% of Net Product Sales and Net Service Sales on any Licensed Products (defined as any finished pharmaceutical products which utilizes the LLU Patent and Technology Rights in its development, manufacture or supply), and (ii) 0.75% of Net Product Sales and Net Service Sales for Licensed Products and Licensed Services not covered by a valid patent claim for technology rights and know-how for a three (3) year period beyond the expiration of all valid patent claims. We also are required to produce a written progress report to LLU, discussing our development and commercialization efforts, within 45 days following the end of each year. All intellectual property rights in and to LLU Patent and Technology Rights shall remain with LLU (other than improvements developed by or on our behalf).

The LLU License Agreement will terminate on the last day that a patent granted to us by LLU is valid and enforceable or the day that the last patent application licensed to us is abandoned. The LLU License Agreement may be terminated by mutual agreement or by us upon 90 days written notice to LLU. LLU may terminate the LLU License Agreement in the event of (i) non-payments or late payments of royalty, milestone and license maintenance fees not cured within 90 days after delivery of written notice by LLU, (ii) a breach of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU and (iii) LLU delivers notice to us of three or more actual breaches of the LLU License Agreement by us in any 12-month period. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate a first-in-human clinical trials on or before March 31, 2020, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2022, (iii) the completion of Phase III clinical trials by March 31, 2024 and (iv) biologic licensing approval by the FDA by March 31, 2025.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patent is exclusive, including the right to sublicense, beginning on the effective date of the agreement and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. However, Stanford agreed to not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

In July 2020, we paid a licensing fee of $25,000 and a patent fee of $22,635. We also issued 18,750 shares of the Company’s common stock to Stanford. An annual licensing maintenance fee is payable by us on the anniversary of the February 2020 License Agreement in the amount of $40,000 for 2021 through 2024 and $60,000 in starting in 2025 until the license expires upon the expiration of the patent. The Company will pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. We are also required to: (i) provide a listing of the management team or a schedule for the recruitment of key management positions by March 31, 2020 (which has been completed), (ii) provide a business plan covering projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 by June 30, 2020 (which has been completed), (iii) conduct validation studies by September 30, 2020, (iv) hold a pre-submission meeting with the FDA by September 30, 2020, (v) submit a 510(k) application to the FDA by December 31, 2020, (vi) obtain FDA approval by December 31, 2021, (vii) complete a prototype assay kit by December 31, 2021 and (viii) have a written agreement with Stanford on further development and commercialization milestones for specific fields of use by December 31, 2021.

In addition to the annual license maintenance fees outlined above, we will pay Stanford royalties on Net Sales (as such term is defined in the February 2020 License Agreement) during the of the term of the agreement as follows: 4% when Net Sales are below or equal to $5 million annually or 6% when Net Sales are above $5 million annually. The February 2020 License Agreement may be terminated upon our election on at least 30 days advance notice to Stanford, or by Stanford if we: (i) are delinquent on any report or payment; (ii) are not diligently developing and commercializing Licensed Product; (iii) miss certain performance milestones; (iv) are in breach of any provision of the February 2020 License Agreement; or (v) provide any false report to Stanford. Should any events in the preceding sentence occur, we have a thirty (30) day cure period to remedy such violation.

Plan of Operations

If we are successful in raising the $8,000,000 contemplated by this offering, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next eighteen (18) months.

 High-level Objectives for Skin Allograft Clinical Program:

●	Dose optimization to determine optimum dose/ratio of product candidate in human subjects requiring skin and other organ and/or tissue allografts

●	Clinical Phase I/IIa First-In-Human (FIH) Study to demonstrate safety and clinical proof-of-concept in human subjects requiring skin allografts

Our FIH clinical studies will combine Phase I (designed to test clinical safety) and Phase IIa (designed to obtain proof of effectiveness in human subjects), in subjects requiring skin and other organ and/or tissue allografts. We have selected this indication for several reasons, including:

1.	Our existing preclinical data has shown promising results of ADi™ in prolonging skin allografts;

2.	The relative ease of visualization of the graft without the need for biopsies; and

3.	The need for therapies that allow reduction of levels of immune suppression that are currently used for skin allografts to prevent rejection of skin, which is highly antigenic.

We have already identified a clinical trial center with adequate patients, which we believe will simplify and reduce the time required for patient recruitment. Upon approval by the FDA and/or the applicable regulatory agency, and once the exact protocol has been determined in the preclinical studies, clinical trials will be initiated.

High-level Objectives for Psoriasis Clinical Program:

●	Dose optimization to determine optimum dose of product candidate in psoriasis subjects

●	Clinical Phase I/IIa FIH Study to demonstrate safety and clinical proof-of-concept in psoriasis

Our FIH clinical studies will combine Phase I (designed to test clinical safety) and Phase IIa (designed to obtain proof of effectiveness in human subjects), in psoriasis patients. We have selected this indication for several reasons, including:

1.	Our existing preclinical data has shown promising results of ADi™ in reducing scaling and skin thickness in the mouse model; and

2.	The relative ease of visualization of the lesions to determine clinical effectiveness of the test article.

We will be identifying clinical trial centers with adequate patients. Upon approval by the FDA and/or the applicable regulatory agency clinical trials will be initiated.

We are also evaluating plans to obtain FDA approval for AditxtScore™’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the Infectious Diseases market, by end of 2020. Beyond 2020, we plan to develop AditxtScore™ for applications in additional markets such as Organ Rejection, Allergies, Drug/Vaccine Response, and Disease Susceptibility.

Drug Approval Process

In the United States, FDA approval is required before any new drugs can be introduced to the market.  We currently have a product candidate for our first-in-human studies, but as of the date of this prospectus, we have not submitted an application to the regulatory agencies for approval.

We are working with a contract manufacturer who has the know-how, product ingredients including plasmid DNA molecules, and our patent-pending bacterial strain.  Several batch runs have been successfully completed to demonstrate our ability to produce the DNA plasmids in a GMP facility. Based on validation studies, we are reasonably confident in our ability to produce clinical grade product candidates at larger scales. The contract manufacturer has provided a proposal for manufacturing of our clinical grade material, which will be signed and accepted once this offering is completed and we are ready to initiate GMP manufacturing. We are not currently party to an agreement with this contract manufacturer. We intend to enter into such an agreement after the completion of this offering.

The product candidate selected for clinical trials must be subjected to pre-clinical safety/toxicology studies by an independent GLP (Good Laboratory Practice) laboratory to demonstrate its suitability for clinical testing in human patients.  Upon completion of manufacturing and safety/toxicology testing, an Investigation New Drug (IND) application will be prepared for submission to the regulatory agencies.

Upon receipt of clearance to initiate clinical testing, the ADi™ product can be tested in human patients.  Our product will be tested in clinical trials, one in patients with psoriasis and one in patients who require skin allografting. Therefore, our first-in-human studies will be combined Phase I/Phase IIa studies in which safety and efficacy data will be obtained. We plan to start with in skin indications (psoriasis and skin allografting) because we believe these indications will be most efficient in providing safety and efficacy data in clinical trials.  In parallel, we will continue to develop additional product formulations for other indications.

We are also evaluating plans to obtain FDA approval for AditxtScore™’s use as a clinical assay. In the U.S., FDA approval is required before any In Vitro Diagnostic (“IVD”) device can be introduced to the market for clinical use (excluding research purposes).  This process does not require clinical trials, but it does require validation data demonstrating accuracy of the device.

Target Market

In the U.S. alone, there are over 36,000 patients who receive organ transplantations each year, with more than 113,000 on transplant waiting lists.

The field of organ transplantation has been made possible and continues to rely on broad-acting immunosuppressive drugs, high levels of which can result in a compromised immune system that renders organ recipients susceptible to cancer and potentially life-threatening infections including re-activation of latent viruses.

In addition, immunosuppressants control acute rejection during the early time-period after receiving an organ but chronic rejection of the organ remains an unmet challenge for surgeons and transplant recipients.

While efforts have been made by various groups to promote tolerance through cell therapies and ex vivo manipulation of patient cells, these procedures take place outside the body and typically require hospitalization.

Moreover, transplanted patients will need re-transplantation at some point, with the possible exception of some newborn recipients. With increased incidence of preformed antibodies, these patients may never have the opportunity to receive another organ. Preformed antibodies can develop in previously transplanted patients, patients who have given birth, and patients who have previously received blood transfusions.  These patients have much lower chances at qualifying to receive organs due to their increased risk of rejection – even with immune suppression.  The potential to reduce formation of preformed antibodies in these patients will provide better opportunities for them to receive another transplanted organ.

There are gaps between current approaches and what the market needs.  We believe that ADi™ addresses these gaps.  ADi™ is easy to administer (does not require ex-vivo treatment of patient cells), it does not appear to suppress the immune system, it may allow patients to live with transplanted organs with significantly reduced immune suppression, it may provide for long-term survival of transplanted tissues and organs, may be more effective because it does not rely on a single immune pathway/mechanism, and potentially provides patients with pre-existing antibodies a chance to qualify to receive organs.

While these advantages present opportunities for unmet medical needs in the field of organ transplantation, the industry in which we operate is highly competitive. A small company such as us will meet significant challenges including regulatory requirements for approval of a new class of therapeutic agents, challenges in large scale manufacturing and marketing, cost of developing a novel therapeutic agent, which may require co-development partners who may or may not be willing to work with us, and the willingness of transplant surgeons to adopt our therapeutic vaccines in their existing immune suppression protocols. These challenges pose risks that we may not be able to overcome.

Operational Advantages

Location

We lease laboratory space in Mountain View, CA, located near resources including Stanford University (“Stanford”).

Strategic Partners

Our plan is to work with strategic partners to leverage common resources to accomplish milestones over the next 3 years and potentially get access to expertise, materials, and infrastructure (such as laboratory space) which we believe can be advantageous to our development. We hope that this strategy will reduce costs by obviating the need to duplicate resources.

Intellectual Property (IP)

We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States, to protect our proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of our business. We also rely on trade secrets and know-how relating to our proprietary technology and product candidates, continuing innovation, and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of immuno-therapy. We also plan to rely on data exclusivity, market exclusivity, and patent term extensions when available. Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions, and improvements; to preserve the confidentiality of our trade secrets; to obtain and maintain licenses to use intellectual property owned by third parties; to defend and enforce our proprietary rights, including any patents that we may own in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

The ADi™ technology and its various components are protected by multiple families of patents and patent applications, including several U.S. and non-U.S. issued patents. As of the date of this prospectus, our patent portfolio licensed from LLU includes 7 U.S. patents, 3 U.S. pending patent applications, 59 foreign patents, and 15 foreign pending patent applications directed to ADi™ and related technologies. The ADi™ patents are broadly categorized into three groups, one for autoimmune diseases and type 1 diabetes; one for organ transplantation and a method of producing plasmid DNA that is mammalian-like to prevent immune activation; and one providing patent protection for a composition of matter for a tolerance delivery system for antigens of interest that would be relevant for various given indications. The third group is the basis for a platform allowing development of a new class of immunotherapeutics for various indications. The projected expiration dates for these ADi™ patents ranges from 2021 to 2034. The AditxtScore™ technology licensed from Stanford is protected by a U.S. patent which encompasses methods, systems and kits for detection and measurement of specific immune responses. The patent has been issued by the USPTO and expires on December 28, 2037. We also possess and/or in-license substantial know-how and trade secrets relating to the development and commercialization of our product candidates, including related manufacturing processes and technology. We plan to continue expanding and strengthening our IP portfolio with additional patent applications in the future.

Corporate Advisor

Charles Crocker – Senior Advisor

Mr. Charles Crocker is the retired Chairman and Chief Executive Officer of BEI Technologies, Inc. He has over 40 years background in founding and growing companies, including public-company experience in the medical field. He has served as a member of the board of multiple public and private companies.

Employees

We have four (4) full time employees, including our Chief Executive Officer, Chief Financial Officer, Chief Innovation Officer and Chief Operating Officer. We consider the relations with our employees to be good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of the date of this prospectus.

Name	Age	Positions
Amro Albanna	50	Chief Executive Officer, Director
Corinne Pankovcin	53	Chief Financial Officer
Shahrokh Shabahang	57	Chief Innovation Officer, Director
Rowena Albanna	54	Chief Operating Officer
Brian Brady	41	Director
Namvar Kiaie	54	Director
Laura Anthony	51	Director
Jeffrey Runge, M.D.	64	Director

Amro Albanna – President, Chief Executive Officer, and Chairman of the Board

Mr. Albanna has been our President, Chief Executive Officer and a Director since we were formed in 2017. In 2010, Mr. Albanna co-founded Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 until 2017, Mr. Albanna was Chief Executive Officer and a Director of IEC and Olfactor Laboratories, Inc., a majority-owned subsidiary of IEC. From 2010 to August 2016, he was the Chief Executive Officer and a Director of Nano Engineered Applications, Inc., another majority-owned subsidiary of IEC. In 2003, Mr. Albanna founded Qmotions, Inc. (subsequently renamed Deal A Day Group Corp.). He served as its Chief Executive Officer and a Director until 2011. Qmotions used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Mr. Albanna was a co-founder of Digital Angel Corporation – a company formed via the merger of three private companies (one being TTC below) into a fourth publicly traded company (American Stock Exchange) and was placed in charge of commercializing its GPS/wireless technologies. Around that time, Mr. Albanna co-founded an incubator for startups at the University of California, Riverside Research Park which was acquired in 2007. In 1997, he founded Timely Technology Corporation (“TTC”), which designed and developed e-commerce software for education, retail and finance. TTC was acquired in 2000 by a Nasdaq-listed company. Mr. Albanna graduated from California State University San Bernardino in 1991 with a B.S. in Business Administration with concentration in Computer Information Systems. He completed graduate coursework in Computer Science and Engineering at California State University, Long Beach from 1992 to 1993. In 2019, Mr. Albanna completed coursework in Immunology and Genetics at Harvard Medical School HMX online learning platform. We believe that Mr. Albanna’s expertise leading technology companies across various sectors, leading private and public financing, and in positioning companies for mergers and acquisitions, qualifies him to serve as a director of our Company.

Shahrokh Shabahang – Chief Innovation Officer, Director

Dr. Shabahang has been our Chief Innovation Officer and Director since our inception. In 2009, Dr. Shabahang co-founded Sekris Biomedical Inc. to incubate immunotherapy technologies. He served as its Chairman of the board and Chief Executive Officer since its inception. In 2004, Dr. Shabahang joined Genelux Corporation to lead its clinical development program and to serve as board secretary. Genelux developed an oncolytic virus technology for treatment of cancer, co-invented by Dr. Shabahang. During his tenure from 2004-2007, Genelux raised $20M+ and obtained regulatory approval to initiate First-In-Human clinical studies in Europe with patients who had not responded to chemotherapy. In 2001, Dr. Shabahang became the Director of the Microbiology and Molecular Biology Lab at Loma Linda University (“LLU”). He led the research and development of an antimicrobial therapeutic agent for treatment of dental infections, which was licensed and marketed by one of the largest dental distribution companies. Dr. Shabahang attended the University of California, Santa Barbara from 1982 to 1984 and later received his DDS from the University of Pacific in 1987. He earned his PhD in Microbiology and Molecular Genetics at LLU in 2001. During the same year, he established his laboratory at LLU to study infectious diseases and host immune responses. We believe that Dr. Shabahang’s experience leading biotech startups, leading clinical development programs, and his expertise in immunology and immune tolerance qualifies him to serve as a director of our Company.

Corinne Pankovcin –Chief Financial Officer

Ms. Pankovcin has been our Chief Financial Officer since July 2020. From December 2015 to July 2019, Ms. Pankovcin was the Chief Financial Officer and Managing Director and Treasurer of Business Development Corporation of America (“BDCA”), a business development company. Prior thereto, from January 2011 to August 2015, Ms. Pankovcin was the Chief Financial Officer and Treasurer of Blackrock Capital Investment Corporation (NASDAQ: BKCC), and a Managing Director of Finance at BlackRock Investment Management LLC. Prior to joining BlackRock, Ms. Pankovcin was a senior member of Finance & Accounting of Alternative Investments and served as Chief Financial Officer for the Global Emerging Markets products group at AIG Capital Partners. Ms. Pankovcin began her career with PricewaterhouseCoopers LLP, where she ultimately held the role of Senior Manager of Business Assurance for Consumer Products, Manufacturing, and Middle Market industries from 1991 to 2001. Ms. Pankovcin earned her B.S. in Accounting from Dowling College and her Master’s Degree in Business Administration from Hofstra University. She is a Certified Public Accountant.

Rowena Albanna – Chief Operating Officer

Ms. Albanna has been our Chief Operating Officer since July 2020. From 2017 to immediately prior to her appointment as Chief Operating Officer, Ms. Albanna was an independent operations consultant for the Company. Prior thereto, from 2013 to 2017, Ms. Albanna was the Chief Operating Officer of Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 to 2013, Ms. Albanna was Senior Vice President of IEC. From 2004 to 2009, Ms. Albanna was the founder and principal of Weezies, an online-based business focused on building and operating e-commerce stores and affiliate marketing sites. From 2003 to 2004, Ms. Albanna was the head of Product Development and Engineering of Qmotions Inc. Qmotions used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Ms. Albanna was VP of Product Development at Digital Angel Systems where she led the development of devices which combined GPS, wireless, and biosensing. Prior to that, Ms. Albanna held multiple product development roles with increasing responsibilities for various technology companies in the areas of financial, medical, telecommunications, integrated circuit layout design, and defense. Ms. Albanna is a co-inventor of two patents related to systems for localizing, monitoring, and sensing objects. Ms. Albanna received a Bachelor of Science degree in Computer Science with a minor in Mathematics from California State University, San Bernardino in 1988.

Brian Brady – Director

Mr. Brady has served as a Director since December 1, 2018. Mr. Brady has also been the Director of Investments at Prime Healthcare since March 2016, where he is responsible for the management of investment activity related to the organization and personal investments of the family that owns that company. From December 2011 to March 2016, Mr. Brady was the Vice President/Portfolio Manager at Northern Trust, where he served in an investment advisory role, including asset and portfolio management. Mr. Brady graduated in 2001 with a Bachelor’s degree in Finance from the University of Illinois at Chicago and in 2014 with a Master of Business Administration degree from the University of Chicago. We believe that Mr. Brady’s extensive experience with financial markets and management of investment activities qualifies him to serve as a director of our Company.

Namvar Kiaie – Director

Mr. Kiaie has served as a director since July 2020. Mr. Kiaie has been associated with Abbott Diabetes Care since December 2005 (Director of Engineering 2005-2007; R&D Director 2007-2010; and Senior Director of R&D 2010-present), where he is responsible for the commercial launch of diabetes management related products and accessories, including blood glucose monitoring devices and data management software. Mr. Kiaie graduated in 1985 with a Bachelor of Science degree in Electrical Engineering and in 1986 with a Master of Science degree in Electrical Engineering, both from the University of California Santa Barbara. We believe that Mr. Kiaie’s extensive experience leading research and development efforts in the biotech industry qualifies him to serve as a director of our Company.

Laura Anthony – Director

Ms. Anthony has served as a director since July 2020. Ms. Anthony is the founding partner of Anthony L.G., PLLC, a corporate, securities and business transactions law firm and has been practicing law since 1993. Ms. Anthony provides corporate counsel to small-cap and middle market private and public companies.  For over twenty-five years, Ms. Anthony has served clients in the areas including but not limited to compliance with the Securities Act of 1933 offer sale and registration requirements, including private and public offerings; initial public offerings; follow-on offerings and PIPE transactions; compliance with NASDAQ and NYSE American initial and continued listing requirements; compliance with the initial quotation and maintenance of standards for the OTCQB and OTCQX; working with foreign private issuers; Regulation A/A+ offerings; compliance with the registration and reporting requirements under the Securities Exchange Act of 1934; mergers and acquisitions; and general contract and business transactions. Ms. Anthony received a juris doctorate from Florida State University College of Law in 1993. We believe that Ms. Anthony’s extensive experience as corporate counsel to private and public companies qualifies her to serve as a director of our Company.

Jeffrey Runge, M.D. – Director

Dr. Runge has served as a director since July 2020. From 2008 to the present, Dr. Runge has been the President and founder of Biologue, Inc., which provides consulting in biodefense, medical preparedness and injury prevention and control. From 2001 through August of 2008, Dr. Runge served in the Bush administration, first as the head of the National Highway Traffic Safety Administration, and, beginning in September 2005, as the Department of Homeland Security’s (DHS) first Chief Medical Officer. Dr. Runge founded the DHS Office of Health Affairs in 2007 and was confirmed by the United States Senate as DHS’ first Assistant Secretary for Health Affairs in December of 2007. Dr. Runge also served as Acting DHS Undersecretary for Science and Technology from February through August 2006. In his role at DHS, Dr. Runge oversaw the operations of the department’s biodefense activities, medical preparedness and workforce health protection, including managing DHS’ role in Project BioShield, working with the various federal departments on medical countermeasure assurance. Prior to joining DHS, Dr. Runge was Assistant Chairman of the Department of Emergency Medicine at the Carolinas Medical Center in Charlotte, NC, from 1984 through 2001. Additionally, Dr. Runge was previously a principal at The Chertoff Group, a firm providing advisory services in business risk management, homeland security and homeland defense. Dr. Runge earned his medical degree from the Medical University of South Carolina and his undergraduate degree from the University of the South. We believe that Dr. Runge’s public sector and medical experiences qualify him to serve as a director of our Company.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The Nasdaq Stock Exchange LLC (“Nasdaq”) listing rules to make this determination. Nasdaq listing rules provide that an “independent director” is one who the board “affirmatively determines” has no “material relationship” with the company “either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or has been within the last three (3) years, an employee of the Company or an immediate family member of director is, or has been within the last three (3) years, an executive officer of the Company;

●	the director has received, or has an immediate family member who is an executive officer of the Company and has received, during any twelve-month period within the last three (3) years, more than $120,000 compensation directly from the Company (not including compensation received for director service, pension plan payments or deferred compensation for prior service not contingent on continued service);

●	the director or an immediate family member is a current partner of the Company’s internal or external auditor; the director is a current employee of the auditor; an immediate family member is a current employee of the auditor and personally works on the Company’s audit; or the director or an immediate family member was within the last three (3) years a partner or employee of the auditor and personally worked on the Company’s audit within that time;

●	the director or an immediate family member is, or has been within the last three (3) years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

●	the director is a current employee, or an immediate family member is a current executive officer, of an organization that has made to or received from the Company payments for property or services in an amount which, in any of the last three fiscal (3) years, exceeds greater of 2% of such other company’s consolidated gross revenues or $1 million. Charitable contributions not considered “payments” for purposes of this prohibition but contributions meeting these thresholds must be disclosed on the Company’s website or in its annual proxy statement or its Annual Report on Form 10-K.

Under such definitions, we consider Mr. Kiaie, Mr. Brady, Ms. Anthony, and Dr. Runge to be “independent.” Nasdaq listing rules permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to comply with its requirement that a majority of the board of directors be made up of independent directors. However, our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements. We are subject to Nasdaq’s director independence requirements and are required to structure our board of directors accordingly.

Committees of the Board

Our board of directors has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these standing committees operate pursuant to its respective charter. The committee charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Nasdaq listing rules permits a phase-in period for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

The Audit Committee, among other things, is responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. The Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Brady meets the qualifications of an Audit Committee financial expert.

The Audit Committee consists of Mr. Brady, Ms. Anthony, and Mr. Kiaie. Mr. Brady chairs the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee consists of Ms. Anthony, Mr. Brady, and Mr. Kiaie. Mr. Kiaie serves as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

The Nominating and Corporate Governance Committee consists of Ms. Anthony, Mr. Brady, and Mr. Kiaie. Ms. Anthony serves as chairman. The Company’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Indemnification

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation, the Company will indemnify, hold harmless and provide advancement of expenses, to the fullest extent permitted by applicable law, directors, officers, employees, and agents that are made a party or threatened to be made a party to legal proceedings by reason of the fact that such parties were working at the request of the Company. For more information see the section of this prospectus titled “Risk Factors.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Other than as set forth below, we are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

The Company, Amro Albanna, our President and Chief Executive Officer, and Dr. Shahrokh Shabahang, our Chief Innovation Officer, have been named as cross-defendants in a counterclaim filed by Christopher Sechrist in an action entitled Shahrokh Shabahang v. Christopher Sechrist, San Bernardino County Superior Court Case No. CIVDS1831323. In a cross-complaint, Mr. Sechrist contends that he was a partner in a dental practice with Dr. Shabahang, and that disputes arose as between those partners. Neither the Company nor Mr. Albanna were partners in, or otherwise have an interest in, the dental practice. Notwithstanding, and seemingly based solely on the fact that Dr. Shabahang became the Chief Innovation Officer for the Company, Mr. Sechrist has brought claims against the Company and Mr. Albanna. Both the Company and Mr. Albanna believe that the Counterclaims filed by Mr. Sechrist have no factual or legal merit, and they intend to vigorously defend themselves in the action and to seek a dismissal of the case as against them as soon as possible. On May 26, 2020, Mr. Sechrist filed a request for dismissal as to the Company and Mr. Albanna with the Superior Court of California, County of San Bernardino, San Bernardino District. The clerk of the court entered the dismissal with prejudice on May 26, 2020.

Our CEO, Amro Albanna, is a party to litigation matters unrelated to the Company or any of its properties. Such litigations relate to Innovation Economy Corporation (IEC), a company in which Mr. Albanna served as the CEO and a Director from 2010 until 2017, and its wholly-owned subsidiaries (Innovation Economy Corporation d/b/a ieCrowd).  The first litigation (ieCrowd v. Kim, et. al, Superior Court, Riverside County) was originally commenced by IEC and its subsidiary after Mr. Albanna was no longer affiliated with IEC, against certain third-party defendants based upon claims related to their misconduct and mismanagement. Such defendants subsequently brought a countersuit against IEC and its subsidiary, in which they named Mr. Albanna and others as defendants, alleging that they were misled to invest in IEC and its subsidiary based upon misrepresentations by, among others, Mr. Albanna. The cases have now been consolidated. Mr. Albanna believes that the counteraction commenced by the third parties against him is without merit and intends to defend himself.  The second matter (Calabria v. ieCrowd) was commenced by Calabria Ventures more than 2 years after Mr. Albanna was no longer affiliated with IEC, related to uncollected rent. Mr. Albanna believes that the action commenced against him is without merit and intends to defend himself.  IEC (either directly or through its Director and officer insurance policy) has covered all related legal costs to date.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table represents information regarding the total compensation for the named executive officers of the Company as of December 31, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Amro Albanna	2019	252,000	--	--	1,426,059	(1)	--		1,678,059
Chief Executive Officer, President, and Director	2018	180,000	--	--	--		--		180,000

Shahrokh Shabahang	2019	204,000	--	--	--		--		204,000
Chief Innovation Officer	2018	180,000	--	--	--		--		180,000

David Briones	2019	--	--	--	--		78,758	(3)	78,758
Interim Chief Financial Officer	2018	--	--	--	182,420	(4)	--		182,420

(1)	$1,426,059 represents the option expense for 400,000 vested options as of December 31, 2019. A total of 400,000 options were granted on April 17, 2019 which vested on grant, an exercise price of $4.00, and expiration date of October 5, 2027.

(2)	$800 represents 400,000 founder shares issued to Mr. Albanna.

(3)	$78,758 represents the warrant expense for 25,000 vested warrants as of December 31, 2019. A total of 25,000 warrants were granted on 10/1/2019 which vested on grant, an exercise price of $4.00, and expiration date of October 1, 2022.

(4)	$182,420 represents the option expense for 50,000 vested options as of December 31, 2018. This is the remaining vested amount for the 60,000 options granted on November 1, 2017.

(5)	$36,484 represents the option expense for 10,000 vested options as of December 31, 2017. A total of 60,000 options were granted on 11/1/2017 with a vesting period of 12 months, an exercise price of $4.00, expiration date of November 1, 2022, and 50,000 unvested options as of December 31, 2018.

Director Compensation

To date, we have not compensated our directors for their service to the Company.

Employment Agreements

Other than as set forth below, we do not currently have employment agreements with any of our officers or employees.

C. Pankovcin Employment Agreement

On March 30, 2020, the Company entered into an Employment Agreement with Corinne Pankovcin, our Chief Financial Officer, pursuant to which she receives a base salary at the annual rate of $225,000, payable in accordance with the Company’s standard payroll policies. Ms. Pankovcin also received stock options to purchase up to 165,000 shares of common stock under the Company’s 2017 Equity Incentive Plan, which vest as follows: 1/3 of the options shall vest on March 30, 2021; and (ii) the remaining 2/3 of the options shall vest and become exercisable in 8 successive equal quarterly installments thereafter. Additionally, Ms. Pankovcin received 22,500 options to purchase shares of our common stock that were fully vested.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under “executive compensation,” since January 1, 2018, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2019 and 2018, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

During the years ended December 31, 2019 and 2018, Rowena Albanna, the wife of Amro Albanna, our Chief Executive Officer, provided the Company with operations consulting services. In July 2020, Ms. Albanna joined the Company as its Chief Operating Officer. As of December 31, 2018, $112,000 was accrued as compensation. An additional $180,000 was expensed as compensation during the year ended December 31, 2019, and $17,000 was paid on the accrued balance. As of December 31, 2019, $275,000 remained accrued and outstanding.

On January 22, 2018, the Company issued an unsecured promissory note to Sekris for $40,000 that accrued interest of 4% annually. The note was due on the earlier of July 22, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On February 12, 2018, the Company issued an unsecured promissory note to Sekris for $50,000 that accrued interest of 4% annually. The note was due on the earlier of August 12, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 2, 2018, the Company issued an unsecured promissory note to Sekris for $10,000 that accrued interest of 4% annually. The note was due on the earlier of September 2, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris. See “Summary—Overview—License Agreement with Loma Linda University.” Dr. Shabahang, our Chief Innovative Officer, was the Chief Executive Officer of Sekris. Sekris was subsequently dissolved in 2019.

On March 8, 2018, we issued a warrant to purchase up to 500,000 shares of our common stock to Sekris. On March 2, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $10,000. Principal and interest was due on September 2, 2018 or immediately upon an event of default. On February 12, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $50,000. Principal and interest was due on August 12, 2018 or immediately upon an event of default. On January 22, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $40,000. Principal and interest was due on July 22, 2018 or immediately upon an event of default.

On June 18, 2018, the Company issued an unsecured promissory note to Sekris for $17,502 that accrued interest of 4% annually. The note was due on the earlier of December 18, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On January 1, 2019, we entered into a consulting agreement with Rowena Albanna, the wife of Amro Albanna, our Chief Executive Officer, to perform operations consulting services. As part of this agreement, we pay Ms. Albanna $15,000 per month for her services. This agreement terminated on June 30, 2020. In July 2020, Ms. Albanna joined the Company as its Chief Operating Officer.

On March 21, 2019, we issued a promissory note to Dr. Shabahang, our Chief Innovative Officer. The note has a principal amount of $10,000, was due on September 21, 2019, and bears an interest rate of 4% per year. This note remains outstanding.

During the year ended December 31, 2019, we assumed an aggregate of $189,625 of liabilities from Sekris in exchange for the return of 94,813 shares of our common stock.

On January 20, 2020, we issued a promissory note to Brian Brady, a member of our board of directors. The note has a principal amount of $50,000, was due on the earlier of April 19, 2020 or within 10 days of the closing of our initial public offering. This note carries an original issue discount of $25,000. The note was amended on April 23, 2020 to extend the maturity date to the earlier of June 30, 2020 or within 10 days of the closing of our initial public offering. This note was repaid in July 2020.

In July 2020, we issued units of securities to the related parties listed below in conversion of their outstanding accrued compensation through March 31, 2020. The units were the same type and form of the units offered in the IPO.

●	38,055 units to Amro Albanna, our Chairman and Chief Executive Officer, in conversion of $342,500 in accrued compensation through March 31, 2020;

●	47,222 units to Shahrokh Shabahang, our Chief Innovation Officer and Director, in conversion of $425,000 in accrued compensation through March 31, 2020; and

●	35,555 units to Rowena Albanna, the wife of our Chief Executive Officer and an independent contractor providing services to the Company, in conversion of $320,000 in accrued compensation through March 31, 2020. In July 2020, Ms. Albanna joined the Company as its Chief Operating Officer.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. As of the date of this prospectus, there were 7,058,392 shares of our common stock issued and outstanding.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person currently owns or has the right to acquire within 60 days of the date of this prospectus. With respect to options and warrants, this would include options and warrants that are currently exercisable within 60 days. With respect to convertible securities, this would include securities that are currently convertible within 60 days.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Aditx Therapeutics, Inc., 11161 Anderson Street, Suite 105-10014, Loma Linda, CA 92354.

	Number of shares of Common Stock Beneficially Owned	Percentage Before Completion of Offering	Percentage After Completion of Offering
Directors and Officers:
Amro Albanna (1)	1,114,165	14.48%	12.98%
Shahrokh Shabahang (2)	1,235,159	16.93%	15.09%
Corinne Pankovcin (3)	22,500	* %	* %
Rowena Albanna (4)	306,665	4.20%	3.75%
Brian Brady	12,500	* %	* %
Laura Anthony	--	--	--%
Namvar Kiaie	--	--	--%
Jeffrey Runge, M.D.	2,500	* %	* %
All directors and executive officers as a group (8 persons)	2,693,489	32.87%	29.66%

Greater than 5% Beneficial Owners:
Bailey Family Trust	526,963	7.47%	6.63%

*	less than 1%

(1)	Held beneficially by Albanna Family Trust, Amro Albanna, Trustee. Includes 600,000 options and 38,055 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020. Mr. Albanna may be deemed to beneficially own the securities held by his wife Rowena Albanna, the Company’s Chief Operating Officer.

(2)	Held beneficially by Shabahang-Hatami Family Trust, Shahrokh Shabahang, Trustee. Includes 238,903 warrants to purchase shares of the Company’s common stock. Included in this amount are 47,222 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020.

(3)	Includes 22,500 options to purchase common stock that are fully vested.

(4)	Includes 35,555 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020. Ms. Albanna may be deemed to beneficially own the securities held by her husband Amro Albanna, the Company’s Chief Executive Officer.

DESCRIPTION OF CAPITAL STOCK

General

The following description of the Company’s capital stock and provisions of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the full text of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The Company is authorized to issue 30,000,000 shares of capital stock, par value $0.001 per share, of which 27,000,000 are shares of common stock and 3,000,000 are shares of “blank check” preferred stock.

On June 29, 2020, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on upon such filing. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were rounded down to the next whole share.

As of the date of this prospectus, the Company had outstanding 7,058,392 shares of common stock held by 92 shareholders of record. The actual number of holders of our common stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Units Offered Hereby

We are offering 888,889 Units at a fixed price of $ per Unit. Each Unit consists of (a) one share of our common stock, (b) one Series A-1 warrant to purchase one share of our common stock at an exercise price equal to $ per share, exercisable until the fifth  anniversary of the issuance date, and (c) one Series B-1 Warrant to purchase one share of our common stock at an exercise price equal to $ per share, exercisable until; the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein.

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase Preferred Stock. Each share of Preferred Stock is being sold together with the same Warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering on a one-for-one basis. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon conversion of the Preferred Stock. The shares of Preferred Stock will otherwise have the preferences, rights and limitations described under “Description of Capital Stock - Series A Convertible Preferred Stock Being Issued in this Offering” below.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of our common stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Warrant Agent

The Series A-1 Warrants and Series B-1 Warrants will be issued in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, VStock Transfer, LLC (the “Warrant Agent”). The material provisions of the warrants are set forth herein and a copy of each of the Warrant Agent Agreements has been filed as an exhibit to the Registration Statement on Form S-1, of which this prospectus forms a part. The Company and the Warrant Agent may amend or supplement each of the Warrant Agent Agreements without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under each of the Warrant Agent Agreements as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Series A-1 Warrant or Series B-1 Warrant holders, respectively. All other amendments and supplements to each of the Warrant Agent Agreement shall require the vote or written consent of holders of at least 50.1% of each of the Series A-1 Warrants and Series B-1 Warrants, as applicable.

Series A-1 Warrants Offered Hereby

The Series A-1 Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $4.50 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the date of issuance.

The exercise price and number of shares of common stock issuable upon exercise of the Series A-1 Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The Series A-1 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Series A-1 Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Series A-1 Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Series A-1 Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Series A-1 Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Series A-1 Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Series A-1 Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Series A-1 Warrants until the expiration of the Series A-1 Warrants. Additionally, the market for the Series A-1 Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Series A-1 Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Series A-1 Warrants reside. In no event will the registered holders of a Series A-1 Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the Series A-1 Warrants. If, upon exercise of the Series A-1 Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Series A-1 Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Series A-1 Warrants.

The price of the Series A-1 Warrants has been arbitrarily established by us and the Underwriter after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Series B-1 Warrants Offered Hereby

The Series B-1 Warrants entitle each holder to purchase one share of our common stock at an exercise price of $ per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the date of issuance.

The exercise price and number of shares of common stock issuable upon exercise of the Series B-1 Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The Series B-1 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Series B-1 Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Series B-1 Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Series B-1 Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Series B-1 Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Series B-1 Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Series B-1 Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Series B-1 Warrants until the expiration of the Series B-1 Warrants. Additionally, the market for the Series B-1 Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Series B-1 Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Series B-1 Warrants reside. In no event will the registered holders of a Series B-1 Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Series B-1 Warrants, such holders may exercise their Series B-1 Warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Series B-1 Warrants.

Additionally, holders of Series B-1 Warrants may exercise such warrants on a “cashless” basis upon the earlier of (i) 10 trading days from the issuance date of such warrant or (ii) the time when $10.0 million of volume is traded in our common stock, if the volume weighted average price (“VWAP”) of our common stock on any trading day on or after the date of issuance fails to exceed the exercise price of the Series B-1 Warrant (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations and similar events). In such event, the aggregate number of shares of common stock issuable in such cashless exercise shall equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the Series B-1 Warrant in accordance with its terms if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

No fractional shares of common stock will be issued upon exercise of the Series B-1 Warrants. If, upon exercise of the Series B-1 Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Series B-1 Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Series B-1 Warrants.

The price of the Series B-1 Warrants has been arbitrarily established by us and the Underwriter after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Warrants Generally

Each holder of the Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase to 9.99%) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock: (i) is increased by a stock dividend payable in shares of our common stock; (ii) is increased by a split-up of shares of our common stock; (iii) is decreased by a combination of outstanding shares of our common stock; or (iv) is reclassified by the issuance of any shares of our common stock then, on the effective date of such event, the exercise price of the Warrants will be multiplied by a fraction of which the numerator is (x) the number of shares of our common stock outstanding immediately prior to such event and the denominator is (y) the number of shares of our common stock outstanding immediately after such event, and the number of shares of our common stock issuable upon exercise of the Warrants will be proportionately adjusted such that the aggregate exercise price will remain unchanged. Such adjustment will be effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will be effective immediately after the effective date in the case of a subdivision, combination or re-classification.

In the event the Company fixes a record date for the making of a dividend or distribution to all holders of our common stock of any evidences of indebtedness or assets or subscription rights, options or warrants (excluding dividends paid out of retained earnings), then in each such case a holder of the Warrants will, upon the exercise of such Warrants, be entitled to receive, in addition to the number of shares of common stock issuable thereupon, and without payment of any additional consideration therefor, the amount of such dividend or distribution, as applicable, which such holder would have been entitled to on the date of such exercise had they been the holder of record of such shares of our common stock as of the date on which holders of our common stock became entitled to receive such dividend or distribution. Such an adjustment will be made whenever any such distribution is made and will become effective immediately after the record date mentioned above

In the event of a “fundamental transaction” then, upon a subsequent exercise of the Warrants, the holders thereof will have the right to purchase and receive the same kind and amount of consideration receivable by the stockholders of the Company in such fundamental transaction. The Company will cause the surviving company in a fundamental transaction to assume the obligations of the Company under the Warrants. For purposes of the Warrants, a “fundamental transaction” includes, subject to certain exceptions: (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (b) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of our common stock (not including any shares of our common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making, such purchase offer, tender offer or exchange offer), (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of our common stock (not including any shares of our common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

Additionally, if any event occurs of the type contemplated by the adjustment provisions above but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, adjustment rights, phantom stock rights or other rights with equity features to all holders of our common stock for no consideration), then our board of directors will, at its discretion and in good faith, make an adjustment in the exercise price of the Warrants and the number of shares of our common stock issuable upon exercise of the Warrants or designate such additional consideration to be deemed issuable upon exercise of a Warrant, so as to protect the rights of the registered holder.

Preferred Stock

We are authorized to issue up to 3,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock and the Notes. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Series A Convertible Preferred Stock

The following summary of certain terms and provisions of the Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of the Preferred Stock, which has been filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the certificate of designation of the Preferred Stock for a complete description of the terms and conditions of the Preferred Stock.

Each share of Preferred Stock is convertible at any time at the holder’s option into one share of common stock (subject to the beneficial ownership limitations as provided in the related certificate of designation of preferences), subject to adjustment as provided in the certificate of designation, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until the 61st day after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Shares of Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. However, holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors, except for stock dividends or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents for which the conversion price will be adjusted. We are not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The holders of the Preferred Stock have no voting rights, except as required by law. We may not disproportionally alter or change adversely the powers, preferences and rights of the Preferred Stock or amend the certificate of designation or amend our articles of incorporation or bylaws in any manner that disproportionally adversely affect any right of the holders of the Preferred Stock without the affirmative vote of the holders of a majority of the shares of Preferred Stock then outstanding.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation are deemed to have notice of and consented to this provision.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Changes in Authorized Number

The number of authorized shares of common stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Delaware Anti-Takeover Statute

We may become subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

The Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of the Amended and Restated Bylaws in all respects. The Amended and Restated Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

The Amended and Restated Bylaws provide that a special meeting of our stockholders may be called only by our Chairman or by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Equity Incentive Plan

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan (the “2017 Plan”), was adopted by our board of directors and approved by our stockholders in October 2017. Our 2017 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Code), or ISOs to employees, and non-statutory stock options, or NSOs, restricted stock, restricted stock units and stock appreciation rights, to our employees, directors, consultants and advisors.

Authorized Shares. A total of 1,200,000 shares of our common stock have been reserved for issuance pursuant to the 2017 Plan. On December 21, 2018, our board of directors amended the 2017 Plan to increase the number of authorized shares of common stock issuable thereunder to 5,000,000 shares, subject to shareholder approval. On December 20, 2019 our shareholders approved the increase. As a result of the reverse stock split effectuated on June 29, 2020, the number authorized shares of common stock issuable under the 2017 Plan was adjusted to 2,500,000.

Plan Administration. Currently, our board administers our 2017 Plan. Subject to the provisions of our 2017 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options. The exercise price of options granted under our 2017 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of our 2017 Plan, the administrator will determine the term of all other options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option or stock appreciation right for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option or stock appreciation right will remain exercisable for six months. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2017 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2017 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under our 2017 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted and may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2017 Plan. Restricted stock units represent an amount equal to the fair market value of one share of our common stock. The administrator will determine the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us), and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2017 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2017 Plan or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2017 Plan.

Merger or Change in Control. Our 2017 Plan provides that in the event of a merger or change in control, as defined in the 2017 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator will not be required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse and the awards will become fully exercisable.

Penny Stock Regulation.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering may find it more difficult to sell their common stock shares in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we have been approved, subject to notice of issuance, to list our common stock on the Nasdaq Capital Market, we cannot assure you that there will be an active market for our common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act; these restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the Registration Statement on Form S-1 of which this prospectus is a part.

Further, beginning 90 days after the effective date of the Registration Statement on Form S-1 of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the 180-day lock-up period described below.

Equity Incentive Awards

We have filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock that are issuable pursuant to our Plan. The registration became effective upon filing. Accordingly, shares registered under the registration statement are available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

Lock-Up Agreements

We, our executive officers and directors, and certain holders of at least 5% or more of our common stock have agreed to enter into lock-up agreements in connection with this offering. See “Underwriting” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, apply with respect to the gross proceeds from the sale or other disposition of our common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Dawson James Securities, Inc. is acting as lead book-running manager of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of Units, consisting of shares of common stock and warrants set forth opposite the underwriter’s name.

Underwriter	Number of Units
Dawson James Securities, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock and warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock and warrants (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock and warrants.

Shares of common stock and warrants sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of common stock and warrants sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share and warrant. If all the shares of common stock and warrants are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriter an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional 133,333 shares of common stock and/or additional Series A-1 Warrants to purchase up to 133,333 shares of common stock, and/or additional Series B-1 Warrants to purchase up to 133,333 shares of common stock in any combination thereof, from us to cover over-allotments, if any. If the underwriter exercises all or any part of this option, it will purchase shares and/or warrants covered by the option at the public offering price per share and the public offering price per warrant, respectively, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $  and the total net proceeds, before expenses, to us will be $ . We will pay the expenses associated with the exercise of the over-allotment option.

Underwriting discounts and commissions

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over Allotment Option
Public offering price	$
Underwriting discount ( %)*	$
Proceeds, before expenses, to us	$

We have also agreed to reimburse the underwriter for its expenses in connection with this offering, up to $80,000. We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount and the underwriter’s expenses payable by us, will be approximately $ .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Underwriters’ Warrants

We have also agreed to issue to the underwriters’ a warrant to purchase a number of our shares of common stock equal to 2.5% of the common stock underlying the units sold in this offering. The underwriters’ warrant will have an exercise price equal to 125% of the public offering price of the combination of shares and warrants set forth on the cover of this prospectus (or $ per share and accompanying warrant) and may be exercised on a cashless basis. The underwriters’ warrant is not redeemable by us. This prospectus also covers the sale of the underwriters’ warrant and the shares of common stock underlying such warrant. The underwriters’ warrant and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrant nor any securities issued upon exercise of the underwriters’ warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-up Agreements

We, our executive officers and directors, and certain holders of at least 5% or more of our common stock have agreed to enter into lock-up agreements in connection with this offering. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the Underwriter, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions remain in effect and will generally terminate on the six-month anniversary after the closing date.

In connection with this offering, we agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise, in each case without the prior consent of the Underwriter for a period of six months after the date of the Underwriting Agreement, other than (A) the securities sold in this offering, or (B) the issuance by us of shares of our common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this prospectus, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the Underwriter has been advised in writing or which have been filed with the SEC.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADTX”. We do not intend to apply for any listing of the Warrants the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the warrants.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Dawson James Securities, Inc., the representative of the underwriters, served as the lead book-running manager of our initial public offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are qualified investors as defined under the prospectus Directive;

●	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the prospectus Directive), as permitted under the prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

●	in any other circumstances falling within Article 3(2) of the prospectus Directive, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus Directive or supplement a prospectus pursuant to Article 16 of the prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

●	it is a qualified investor as defined under the prospectus Directive; and

●	in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the prospectus Directive in that Relevant Member State, the expression “prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the Units, and the common stock and warrants underlying the Units, offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Certain matters are being passed on for the underwriters by Schiff Hardin LLP, Washington, District of Columbia.

EXPERTS

dbbmckennon, an independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2019 and 2018, as set forth in their report which includes an unqualified opinion on the financial statements and an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

FINANCIAL STATEMENTS

Aditx Therapeutics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Aditx Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aditx Therapeutics, Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows, for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has incurred losses since Inception and requires additional financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are discussed in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2018.

Newport Beach, California

February 19, 2020, except for the effects of the reverse stock split discussed in Note 5 to the financial statements, as to which the date is June 22, 2020

ADITX THERAPEUTICS, INC.

BALANCE SHEETS

	June 30,	December 31,
	2020	2019	2018
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$49,925	$4,090	$115,709
Prepaid expenses	25,083	—	—

TOTAL CURRENT ASSETS	75,008	4,090	115,709

Deferred offering costs	542,581	119,442	—

TOTAL ASSETS	$617,589	$123,532	$115,709

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,268,581	$1,847,458	$1,056,226
Accrued compensation to related parties	1,220,629	962,651	432,615
Notes payable - related party	10,000	10,000	42,502
Notes payable	830,600	155,600	121,100
TOTAL CURRENT LIABILITIES	4,329,810	2,975,709	1,652,443

TOTAL LIABILITIES	4,329,810	2,975,709	1,652,443

COMMITMENTS AND CONTINGENCIES	—	—	—

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 3,000,000 shares authorized, zero shares issued and outstanding, respectively	—	—	—
Common stock, $0.001 par value, 27,000,000 shares authorized, 4,069,115, 3,915,900 and 3,763,925 shares issued and 3,968,312, 3,821,087 and 3,763,925 shares outstanding, respectively	4,069	3,916	3,764
Treasury stock, 100,803, 94,813 and zero shares, respectively	(201,605)	(189,625)	—
Additional paid-in capital	9,938,946	9,063,483	4,361,725
Accumulated deficit	(13,453,631)	(11,729,951)	(5,902,223)
TOTAL STOCKHOLDERS’ DEFICIT	(3,712,221)	(2,852,177)	(1,536,734)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$617,589	$123,532	$115,709

See accompanying notes to the financial statements.

ADITX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended		Years Ended
	June 30,		June 30,		December 31,
	2020	2019	2020	2019	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUE					—	—

OPERATING EXPENSES
General and administrative expenses, includes $160,329, $2,098,759, $689,766, $2,822,367, $4,221,733 and $3,417,526 in stock-based compensation	$367,338	$2,511,438	$1,223,765	$3,711,221	$5,694,806	$5,044,634
Research and development, includes $0, $0, $0, $0, $10,000 and $100,000 in stock-based compensation	28,294	43,978	228,665	88,846	175,441	525,000
Sales and marketing, includes $0, $0, $0, $0, $0 and $6,000 in stock-based compensation	2,848	109	2,848	147	551	39,837
Total Operating Expenses	398,480	2,555,525	1,455,278	3,800,214	5,870,798	5,609,471

NET LOSS FROM OPERATIONS	(398,480)	(2,555,525)	(1,455,278)	(3,800,214)	(5,870,798)	(5,609,471)

OTHER INCOME (EXPENSE)
Interest expense	(448)	(448)	(902)	(1,027)	(1,930)	(3,009)
Gain on forgiveness of debt	-	-	32,500	45,000	45,000	—
Amortization of debt discount	(135,389)	-	(300,000)	-	—	(76,757)
Total Other Income (Expense)	(135,837)	(448)	(268,402)	43,973	43,070	(79,766)

Net loss before provision for income taxes	(534,317)	(2,555,973)	(1,723,680)	(3,756,241)	(5,827,728)	(5,689,237)

Provision for income taxes					—	—

NET LOSS	$(534,317)	$(2,555,973)	$(1,723,680)	$(3,756,241)	$(5,827,728)	$(5,689,237)

Net loss per share - basic and diluted	$(0.14)	$(0.67)	$(0.44)	$(0.98)	$(1.52)	$(1.57)

Weighted average number of shares outstanding during the period - basic and diluted	3,929,205	3,842,967	3,917,891	3,821,278	3,830,971	3,630,818

See accompanying notes to the financial statements.

ADITX THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018 AND THE SIX MONTHS ENDED

JUNE 30, 2020

				Additional		Total
	Common		Treasury	Paid-in	Accumulated	Stockholders’
	Shares	Par	Shares	Capital	Deficit	Deficit

Balance December 31, 2017	3,550,000	$3,550	$-	$149,536	$(212,986)	$(59,900)

Issuance of shares for cash, net of issuance costs	174,925	175	-	656,045	-	656,220

Issuance of shares for services and licenses	39,000	39	-	155,961	-	156,000

Stock option and warrant compensation	-	-	-	3,367,526	-	3,367,526

Warrants issued with notes	-	-	-	32,657	-	32,657

Net loss	-	-	-	-	(5,689,237)	(5,689,237)

Balance December 31, 2018	3,763,925	$3,764	$-	$4,361,725	$(5,902,223)	$(1,536,734)

Issuance of shares for cash, net of issuance costs	131,475	131	-	470,046	-	470,177

Issuance of shares for services and licenses	20,500	21	-	81,979	-	82,000

Stock option and warrant compensation	-	-	-	3,616,422	-	3,616,422

Modification of options	-	-	-	533,311	-	533,311

Treasury stock	(94,813)	-	(189,625)	-	-	(189,625)

Net loss	-	-	-	-	(5,827,728)	(5,827,728)

Balance December 31, 2019	3,821,087	$3,916	$(189,625)	$9,063,483	$(11,729,951)	$(2,852,177)

Issuance of shares for services and licenses	104,750	105	-	418,895	-	419,000

Stock option and warrant compensation	-	-	-	110,437	-	110,437

Treasury stock	(5,990)	-	(11,980)	-	-	(11,980)

Net loss	-	-	-	-	(1,189,363)	(1,189,363)

Balance March 31, 2020 (unaudited)	3,919,847	$4,021	$(201,605)	$9,592,815	$(12,919,314)	$(3,524,083)

Exercise of warrants	30,975	31	-	185,819	-	185,850

Stock option and warrant compensation	-	-	-	77,138	-	77,138

Issuance of shares for services	17,500	18	-	83,174	-	83,192

Adjustment to Common Shares due to reverse stock split	(10)	(1)	-	-	-	(1)

Net loss	-	-	-	-	(534,317)	(534,317)

Balance June 30, 2020 (unaudited)	3,968,312	$4,069	$(201,605)	$9,938,946	$(13,453,631)	$(3,712,221)

See accompanying notes to the financial statements.

ADITX THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	For the six months ended	For the six months ended	For the Year Ended	For the Year Ended
	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,723,680)	$(3,756,241)	$(5,827,728)	$(5,689,237)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	689,766	2,822,367	3,698,422	3,523,526
Amortization of offering costs			-	273,750
Amortization of debt discount	300,000	-	-	76,757
Modification of options	-	-	533,311	-
Changes in operating assets and liabilities
Prepaid expenses	(25,083)	-	-	-
Accounts payable and accrued expenses	95,429	365,653	601,607	1,047,660
Accrued compensation to related parties	257,978	259,014	530,036	381,281
Net Cash Used in Operating Activities	(405,590)	(309,207)	(464,352)	(386,263)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - related party	-	10,000	10,000	117,502
Proceeds from note payable	375,000	-	50,000	182,000
Repayments of note payable - related party	-	(42,502)	(42,502)	(75,000)
Repayments of note payable	-	(5,000)	(15,500)	(105,000)
Common stock issued for cash, net of issuance costs	-	235,464	470,177	631,220
Deferred offering costs	(109,425)	-	(119,442)	(273,750)
Exercise of warrants	185,850	-	-	-
Net Cash Provided by Financing Activities	451,425	197,962	352,733	476,972

NET INCREASE (DECREASE) IN CASH	45,835	(111,245)	(111,619)	90,709

CASH AT BEGINNING OF YEAR	4,090	115,709	115,709	25,000

CASH AT END OF YEAR	$49,925	$4,464	$4,090	$115,709

Supplemental cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest expense	$-	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed for common stock	$11,980	$90,712	$189,625	$-
Deferred offering costs accrued and payable	313,714	$-	-	-
Fair value of warrants issued with notes payable	$-	$-	$-	$32,657
Common stock issued for deposit on private placement	$	$	$-	$25,000
Original issuance discount on notes payable	$300,000	$-	$-	$-

See accompanying notes to the financial statements.

ADITX THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Company Background

Aditx Therapeutics, Inc. (“Aditxt” or the “Company”) was incorporated on September 28, 2017 under the laws of the State of Delaware. The Company is a pre-clinical stage, life sciences company with a mission of prolonging life and enhancing its quality by improving the health of the immune system. Aditxt is developing technologies specifically focused on improving the health of the immune system through immune reprogramming and monitoring. Aditxt’s immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. Aditxt’s immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system and the Company plans to utilize in its upcoming clinical trials to monitor subjects’ immune response before, during and after drug administration. Aditxt is also evaluating plans to obtain approval from the U.S. Food and Drug Administration (“FDA”) for this monitoring tool’s use as a clinical assay.

On July 2, 2020, the Company completed its initial public offering (“IPO”). In connection therewith, the Company issued 1,226,668 Units (the “Units”), excluding the underwriters’ option to cover overallotments, at an offering price of $9.00 per Unit, resulting in gross proceeds of approximately $11.0 million. The Units issued in the IPO consisted of one share of common stock, one Series A warrant, and one Series B warrant. The Series A warrants have an exercise price of $4.50 and a term of 5 years. The Series B warrants have exercise price of $11.25, a term of 5 years and contain a cashless exercise option upon certain criteria being met. Subsequent to quarter end, substantially all of the Series B warrants issued in the IPO have been exercised pursuant to a cashless provision therein.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: changes in biotechnology regulatory environment, technological advances that render our technologies obsolete, availability of resources for clinical trials, acceptance of technologies into the medical community, and competition from larger, more well-funded companies. These adverse conditions could affect the Company’s financial condition and the results of its operations.

On January 30, 2020, the World Health Organization declared the COVID-19 novel coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the financial impact will be to the Company, it is reasonably possible that future capital raise efforts and additional development of our technologies may be negatively affected.

NOTE 2 – GOING CONCERN ANALYSIS

Management Plans

The Company was incorporated on September 28, 2017 and has not generated revenues to date. During the six months ended June 30, 2020, the Company had a net loss of $1,723,680 and cash of $49,925. However, subsequent to June 30, 2020, the Company received approximately $9.5 million in cash as net proceeds from the IPO (See Note 1). The Company will be conducting medical research and development, and the time at which the Company will begin generating revenue is unknown. The Company believes, however, that the funds raised by the IPO will be sufficient to fund the Company’s operation for at least the next 12 months. Because of these factors, the Company believes that this alleviates issues in connection with the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While we believe in the viability of our strategy to generate sufficient revenue, control costs and raise additional funds when necessary, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon the ability to complete clinical studies and implement the business plan, generate sufficient revenues and to control operating expenses.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of the Company’s management, the accompanying financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended June 30, 2020 and 2019. Although management believes that the disclosures in these unaudited financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance U.S. GAAP have been or omitted pursuant to the rules and regulations of the SEC.

The accompanying unaudited financial statements should be read in conjunction with the Company’s financial statements for the year ended December 31, 2019, which contain the audited financial statements and notes thereto, contained herein and included in the Company’s Prospectus, dated June 29, 2020, filed with the SEC pursuant to Rule 424(b). The interim results for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ended December 31, 2020 or for any future interim periods.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates underlying the financial statements include the fair value of stock options and warrants.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC Topic 820.

Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates.

Concentrations of Credit Risk

The Company maintains its cash accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation. At times, the Company may have deposits in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2020 and December 31, 2019, the Company did not have any cash equivalents.

Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs were capitalized as deferred offering costs on the balance sheet. The deferred offering costs are netted against the proceeds of the offering in stockholders’ deficit or the related debt, as applicable. Costs related to unsuccessful offerings are expensed.

Debt Issued with Warrants

Debt issued with warrants is accounted for under the guidelines established by ASC 470-20, Accounting for Debt with Conversion or Other Options. We record the relative fair value of warrants related to the issuance of convertible debt as a debt discount or premium. The discount or premium is subsequently amortized to interest expense over the expected term of the convertible debt.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC. 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Patents

The Company incurs fees from patent licenses. During the years ended December 31, 2019 and 2018, the Company had a licensing fee for the patents of $18,396 and $525,000, respectively. During the six months ended June 30, 2020 and 2019, the Company had a licensing fee for the patents of $126,670 and $15,181, respectively.

Revenue Recognition

The adoption of ASC 606, Revenue From Contracts With Customers, represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps: Identify the contract with a customer; Identify the performance obligations in the contract; Determine the transaction price; Allocate the transaction price to performance obligations in the contract; Recognize revenue when or as the Company satisfies a performance obligation. The Company has not recognized any revenue to date.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs mainly consist of licensing costs. We expense these costs as incurred unless such costs qualify for capitalization under applicable guidance.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2019, 1,102,500 stock options and 1,382,478 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive. As of December 31, 2018, 502,500 stock options and 987,175 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive. As of June 30, 2020, 1,110,000 stock options and 1,291,503 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive. As of June 30, 2019, 1,102,500 stock options and 1,077,173 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive.

Recent Accounting Pronouncements

In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. The Company has elected to utilize the extended adoption period available to the Company as an emerging growth company and has not currently adopted this standard. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial position, results of operations and cash flows once adopted.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company’s Chief Executive Officer (“CEO”) has provided certain periods of service without payment. Accordingly, the Company has accrued $15,000 in compensation per month for services rendered during the year ended December 31, 2018. This amount was increased to $21,000 per month for the year ended December 31, 2019. As of June 30, 2020 and December 31, 2019, the CEO is owed $375,500 and $309,500, respectively, related to compensation. Subsequent to the period, the Company issued 38,055 Units consisting of 1 share of common stock and 1 Series A warrant and 1 Series B warrant to settle $342,500 in accrued compensation.

The Company’s Chief Innovation Officer (“CIO”) has provided certain periods of service without payment. Accordingly, the Company has accrued $15,000 in compensation per month for services rendered during the year ended December 31, 2018. This amount was increased to $17,000 per month for the year ended December 31, 2019. The amount was increased to $17,500 during 2020. As of June 30, 2020 and December 31, 2019, the CIO is owed $476,000 and $377,000, respectively, related to compensation. Subsequent to the period, the Company issued 47,222 Units consisting of 1 share of common stock and 1 Series A warrant and 1 Series B warrant to settle $425,000 in accrued compensation.

Effective July 10, 2020, the Board of Directors appointed the Company’s Chief Operations Officer (“COO”). Prior to the appointment, the COO was an independent operations consultant and had provided certain periods of service without payment based on an agreement for $15,000 per month. The amount was increased to $17,000 during 2020. As of June 30, 2020 and December 31, 2019, the COO is owed $365,000 and $275,000, respectively, related to compensation. Subsequent to the period, the Company issued 35,555 Units consisting of 1 share of common stock, 1 Series A warrant, and 1 Series B warrant to settle $320,000 in accrued compensation.

Notes Payable – Related Parties

On January 22, 2018, the Company issued an unsecured promissory note to a related party for $40,000 that accrued interest of 4% annually. The note was due on the earlier of July 22, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On February 12, 2018, the Company issued an unsecured promissory note to a related party for $50,000 that accrued interest of 4% annually. The note was due on the earlier of August 12, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 2, 2018, the Company issued an unsecured promissory note to a related party for $10,000 that accrued interest of 4% annually. The note was due on the earlier of September 2, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019

On June 18, 2018, the Company issued an unsecured promissory note with a related party for $17,502 that accrued interest of 4% annually. The note was due on the earlier of December 18, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 21, 2019, the Company entered into a note with a related party. The note had a principal of $10,000, a maturity date of September 21, 2019, and an interest rate of 4% per year. The note remained outstanding on June 30, 2020. This note was paid in full subsequent to June 30, 2020.

Other Related Party Transactions

During the six months ended June 30, 2020, the Company assumed $11,980 of liabilities from a related party in exchange for the return of 5,990 shares of the Company’s common stock. During the year ended December 31, 2019, the Company assumed $189,625 of liabilities from a related party in exchange for the return of 94,813 shares of the Company’s common stock.

License Agreement with Loma Linda University

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris Biomedical, Inc. (“Sekris”). Sekris was party to a License Agreement with Loma Linda University (“LLU”), entered into and made effective on May 25, 2011, and amended on June 24, 2011, July 16, 2012, and December 27, 2012 (the “Original Agreement,” and together with the Assignment Agreement, the “Sekris Agreements”). Pursuant to the Assignment Agreement, Sekris transferred and assigned all of its rights and obligations in and to and liabilities under the Original Agreement, of whatever kind or nature, to us. (See Note 9 for amended agreement)

NOTE 5 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 3,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The Company is authorized to issue 27,000,000 shares of common stock, par value $0.001 per share.

In November 2017, the Company commenced a private placement for the sale of 500,000 shares of common stock for gross proceeds of $2,000,000. The terms of the private placement were such that a minimum of $250,000 was to be raised before funds could be drawn on, and that the technology licensing agreement (Note 4) must be executed. During the first quarter of 2018, the Company received $237,500 in cash, and with $25,000 received prior to December 31, 2017, the aggregate raised was $262,500 for which the Company issued 65,625 shares of common stock under the private placement at $4.00 per share. The Company also agreed to issue one warrant to purchase a share of common stock for each share purchased in the private placement. The warrant is exercisable at $4.00 per share and has a term of three years.

In October 2018, the Company commenced a private placement for the sale of 500,000 shares of common stock for gross proceeds of $2,000,000. During the year ended December 31, 2018, the Company received $437,200 in cash for which the Company issued 109,300 shares of common stock under the private placement at $4.00 per share. The Company also paid total issuance costs of $43,480, for net proceeds of $393,720. During the year ended December 31, 2019, the Company received $525,900 in cash for which the Company issued 131,475 shares of common stock under the private placement at $4.00 per share. The Company also paid total issuance costs of $55,723, for net proceeds of $470,177. The Company also agreed to issue one warrant to purchase a share of common stock for each share purchased in the private placement. The warrants are exercisable at $9.00 per share and have a term of three years.

During the year ended December 31, 2018, the Company issued 39,000 shares of common stock for services and recognized expense of $156,000 in stock compensation and license fees. These shares were valued based on the price which common shares were being sold in the above private placements.

During the year ended December 31, 2019, the Company issued 20,500 shares of common stock for services and recognized expense of $82,000 in stock compensation and license fees. During year ended December 31, 2018, the Company issued 39,000 shares of common stock for services and recognized expense of $156,000 in stock compensation and licenses fees. These shares were valued based on the price which common shares were being sold in the above private placements.

During the six months ended June 30, 2020, the Company issued 122,250 shares of common stock and recognized expense of $502,192 in stock compensation for consulting services. The Company also issued 30,975 shares of commons stock for the exercise of warrants and received $185,850 for the exercise of the warrants. The compensation was valued based on prior private placements or based on management’s estimates of value immediately prior to the IPO.

Reverse Stock Split

On June 29, 2020, the Company effectuated a 1-for-2 reverse stock split of its issued and outstanding shares of common stock by filing a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split.

Stock-Based Compensation

In October 2017, our Board of Directors adopted the Aditx Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Plan”).  The 2017 Plan provides for the grant of equity awards to employees, and consultants.  Up to 2,500,000 shares of our common stock may be issued pursuant to awards granted under the 2017 Plan. The 2017 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During the year ended December 31, 2018, the Company granted 412,500 stock options with exercise prices of $4.00 per share vesting on issuance or vesting yearly. The total grant date fair value was determined to be $1,507,232.

During the year ended December 31, 2019, the Company granted 700,000 stock options with exercise prices of $4.00 per share vesting on issuance, of which 550,000 was to related parties. The total grant date fair value was determined to be $2,495,556.

During the six months ended June 30, 2020, the Company granted 7,500 stock options to a related party with exercise prices of $11.00 per share vesting on issuance. The total grant date fair value was determined to be $27,799.

For all period presented the total grant date fair value was determined to be $1,960,831. For all periods presented, the fair value of each stock option granted was estimated using the Black-Scholes assumption ranges and or factors as follows:

Exercise price	$4.00-11.00
Expected dividend yield	0%
Risk free interest rate	0.39% - 2.65%
Expected life in years	2.79-7.52
Expected volatility	141-151%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of stock options.

The expected term of stock options is calculated using either the simplified method for employee options which takes into consideration the contractual life and vesting terms of the options, unless the options are expected to vest in which case the contractual term of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of common stock by looking at a market approach which takes into consideration past sales of stock to third parties and Company developments to date.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The following is an analysis of the stock option grant activity under the Plan:

		Weighted Average	Weighted Average
	Number	Exercise Price	Remaining Life
Stock Options
Outstanding December 31, 2017	120,000	$4.00	4.82
Granted	412,500	4.00	5.00
Expired or forfeited	(30,000)	4.00	-
Outstanding December 31, 2018	502,500	$4.00	4.11
Granted	700,000	4.00	7.77
Expired or forfeited	(100,000)	4.00	-
Outstanding December 31, 2019	1,102,500	$4.00	7.77
Granted	7,500	11.00	7.52
Expired or forfeited	-	-	-
Outstanding June 30, 2020 (unaudited)	1,110,000	$4.05	7.25

Nonvested Options	Shares	Weighted- Average Exercise Price
Nonvested at December 31, 2017	97,500	$4.00
Granted	412,500	4.00
Vested	(380,000)	4.00
Forfeited	(30,000)	4.00
Nonvested at December 31, 2018	100,000	$4.00
Granted	700,000	4.00
Vested	(700,000)	4.00
Forfeited	(100,000)	4.00
Nonvested at December 31, 2019	-	$-
Granted	7,500	11.00
Vested	(7,500)	11.00
Forfeited	-	-
Nonvested at June 30, 2020 (unaudited)	-	$-

There were 402,500 options exercisable at December 31, 2018 with a weighted average exercise price of $4.00 and a weighted average life remaining of 4.09 years. There are 1,102,500 options exercisable at December 31, 2019 with a weighted average exercise price of $4.00 and a weighted average life remaining of 7.77 years.

On December 18, 2019, the Company extended the expiration date for 1,102,500 options to purchase shares of the Company’s common stock issued to ten individuals. These options have had their expiration date extended to October 5, 2027. Related to this option modification, the Company valued the affected options immediately before and after the modification using inputs to the Black-Scholes model similar to those described above, adjusting for the expected life modified. Accordingly, compensation expense of $533,311 was recorded in general and administrative expense for the incremental value of the options upon modification.

The Company recognized compensation expense related to options issued and vesting of $27,799 during the six months ended June 30, 2020, which is included in general and administrative expenses in the accompanying statements of operations. There is no additional expense to be recognized on previously granted options as of June 30, 2020.

The Company recognized compensation expense related to options issued and vesting of $2,513,826 during the year ended December 31, 2019, which is included in general and administrative expenses in the accompanying statements of operations. The remaining value to be expensed is $0 with a weighted average vesting life of 0 years as of December 31, 2019. The Company recognized compensation expense related to options issued and vesting of $1,369,824 during the period ended December 31, 2018, which is included in general and administrative expenses in the accompanying statements of operations.

Warrants

A summary of warrant issuances are as follows:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants
Outstanding December 31, 2017	-	$-	-
Granted	987,176	4.32	4.53
Outstanding December 31, 2018	987,176	$4.32	3.89
Granted	414,380	4.82	3.09
Forfeited	(19,078)	6.00	-
Outstanding December 31, 2019	1,382,478	4.44	2.84
Granted	5,000	11.00-	3.00-
Forfeited	(65,000)	6.00-	-
Outstanding June 30, 2020 (unaudited)	1,291,503	$4,46	2.32

Nonvested Warrants	Shares	Weighted- Average Exercise Price
Nonvested at December 31, 2017	-	$-
Granted	987,176	4.32
Vested	(687,176)	4.46
Forfeited	-	-
Nonvested at December 31, 2018	300,000	$4.00
Granted	414,335	4.82
Vested	(514,335)	4.66
Forfeited	-	-
Nonvested at December 31, 2019	200,000	4.00
Granted	5,000	-
Vested	-	-
Forfeited	(65,000)	-
Nonvested at June 30, 2020 (unaudited)	140,000	$4.00

The warrants are valued using similar inputs as noted in the stock options section above, with the exception of the expected life which is the contractual life.

The Company recognized compensation expense related to warrants issued and vesting of $159,777 and $226,541 during the six months ended June 30, 2020 and 2019, which is included in general and administrative in the accompanying Statements of Operations. The remaining value to be expensed is $212,093 with a weighted average vesting term of 0.97 years as of June 30, 2020.

 There are 687,176 warrants exercisable at December 31, 2018 with a weighted average exercise price of $4.46 and a weighted average life remaining of 3.77 years. There are 1,182,478 warrants exercisable at December 31, 2019 with a weighted average exercise price of $4.52 and a weighted average life remaining of 2.84 years.

During the six months ended June 30, 2020, 30,975 warrants were exercised for 30,975 shares of common stock. The Company recognized proceeds of $185,850 related to the exercises.

During the three months ended June 30, 2020, the Company issued 5,000 warrants with an exercise price of $11.00 and a term of 3 years.

On April 10, 2020, the Company terminated a consulting agreement dated December 1, 2018. As part of this termination agreement the consultant forfeited 65,000 non-vested. The consultant holds 25,000 warrants which were previously vested.

NOTE 6 – AGREEMENTS

Effective March 1, 2018, the Company entered into a consulting agreement with a company for project management services for $13,000 per month plus any additional fees. The term of this agreement commenced on March 1, 2018 and remained in effect, as provided in the agreement, until May 31, 2018. The Company entered into a new agreement with the consultant on November 16, 2018 with the same terms.

On March 14, 2018, the Company entered into an agreement with a company to provide financial advisory and placement agent services. On March 14, 2018, an initial retainer fee of $55,000 was due for the Non-Accountable Expense Allowance with an additional $10,000 due upon filing of an offering statement as defined by the agreement.

On August 23, 2018, the Company entered into a consulting agreement with a company for investor relations for $7,500 per month. This agreement also issued 10,000 shares of the Company’s common stock to the consultant at the signing of the agreement. The service period for this agreement was from August 23, 2018 to February 22, 2019.

On December 1, 2018, the Company entered into an independent director agreement. As part of this agreement the Company issued 2,500 shares of its common stock to the director and issued an additional 5,000 shares of its common stock on June 30, 2019.

On December 1, 2018, the Company entered into a consulting agreement. As part of this agreement the Company agreed to pay the consultant $3,000 per month and a 3% success fee for all payments received by the Company from qualified agreements. The Company has also issued 90,000 warrants to purchase shares of common stock to the consultant. These warrants have an exercise price of $4.00, an expiration date of December 1, 2022, and vest 30,000 options per year starting on December 1, 2019.

On January 1, 2019, the Company entered into a consulting agreement with a company for business advisory services. As part of this agreement, the Company agreed to pay a monthly fee of $3,500. The Company also issued 3,000 shares of its common stock and a warrant to purchase 6,000 shares of its common stock with an exercise price of $4.00 and an expiration date of January 1, 2022.

On January 1, 2019, the Company entered into a consulting agreement with a company for business advisory services. As part of this agreement, the Company agreed to pay the consultant $14,700 per month. This agreement replaces the prior agreement with this consultant dated November 16, 2018. On July 1, 2019, the Company entered into another agreement with this consultant to extend the term of the agreement to December 31, 2019.

On February 1, 2019, the Company entered into a consulting agreement with a company for investor relations for $7,500 per month. This agreement replaces the prior agreement with this consultant dated August 23, 2018.

On February 1, 2019, the Company entered into a consulting agreement. As part of this agreement, the Company agreed to pay the consultant $3,000 per month and issued the consultant 2,500 warrants to purchase shares of the Company’s common stock.

On February 1, 2019, the Company entered into a consulting agreement. As part of this agreement, the Company paid the consultant $6,500 per month which increased to $10,000 per month in July 2019. The Company also issued 10,000 shares of its common stock within business 10 days of the agreement being executed.

On March 11, 2019, the Company entered into a six-month lease for office space at $3,900 per month.

On April 15, 2019, the Company entered into an option agreement to license a patent. The term of this option was until October 15, 2019. The Company paid a fee of $5,000 on the signing of the agreement. The Company also issued 2,500 shares of its common stock valued at $4.00 per share to the patent holder.

On October 1, 2019, the Company entered into an agreement for accounting services. As part of this agreement the Company issued 25,000 warrants to purchase share of the Company’s common stock to the consultant. The agreement expired on December 31, 2019.

On October 1, 2019, the Company entered into an agreement for consulting services. As part of this agreement the Company has issued 10,000 warrants to purchase share of the Company’s common stock to the consultant. The agreement expired on December 31, 2019.

On December 27, 2019, the Company entered into a consulting agreement for advisory services that requires a monthly retainer payment of $2,000. The Company issued 10,000 shares of its common stock during January 2020. Additionally, the Company issued 15,000 shares of its common stock within ten business days of the Company’s IPO and will issue 15,000 shares of its common stock within ten business days of December 31, 2020.

On December 27, 2019, the Company entered into a consulting agreement for advisory services. As part of this agreement the Company paid a one-time retainer of $15,000. Additionally, the Company paid a $7,500 success fee and issued 5,000 shares of its common stock within ten business days of the Company’s IPO.

On January 9, 2020, the Company entered into a consulting agreement for advisory services that requires a monthly retainer payment of $4,000. In addition, the Company issued 10,000 shares of its common stock during January 2020. Additionally, the Company issued 15,000 shares of its commons stock in June 2020 and will be required to issue 15,000 shares of its common stock within ten business days after December 17, 2020.

On January 10, 2020, the Company entered into a consulting agreement for advisory services, which was amended in May 2020. As part of this agreement the Company issued 55,000 shares of its common stock during January 2020. Additionally, the Company issued 55,000 shares of its common stock within ten business days of the Company’s IPO.

On January 22, 2020, as amended August 9, 2020, effective July 1, 2020, the Company entered into a consulting agreement for investor relations and capital market advisory services. As part of this agreement the Company will pay a fee of $10,000 per month and issue 30,000 shares of the Company’s common stock.

On February 3, 2020, the Company entered into a patent licensing agreement. As part of this agreement the Company is required to pay a fee of $25,000. The Company also issued 18,750 shares of the Company’s common stock to the patent holder. The Company is required to pay an annual licensing fee on the anniversary of the agreement in the amount of $40,000 for 2021 through 2024 and $60,000 in starting in 2025 until the license expires. The Company will also pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. The Company will be responsible for paying royalty fees on the Company’s net sales. These royalty fees are set at a rate of 4% when net sales are below or equal to $5 million annually or 6% when net sales are above $5 million annually.

On February 23, 2020, the Company entered into a consulting agreement for business development services. As part of this agreement the Company issued 5,000 shares of its common stock. The Company also issued an additional 3,000 shares of its common stock upon the completion of its IPO. Subsequent to the IPO the Company will pay a monthly fee of $8,000. The Company will also pay a success fee equal to 4% of transaction proceeds in connection with qualified transactions.

On March 30, 2020, the Company entered into an employment agreement for a permanent, full-time Chief Financial Officer that is effective upon the closing of the Company’s IPO. As part of the employment agreement the Company agreed to pay the employee $225,000 per year. The Company also granted stock options to purchase shares of the Company’s common stock. An initial grant of 7,500 options was made upon the signing of the agreement and a subsequent grant of 165,000 options was made upon the completion of the IPO. The initial grant has an exercise price of $11.00 and expires on October 5, 2027, the subsequent grant was issued at the IPO price.  The initial grant vested immediately and the subsequent grant vests 1/3 on the first anniversary of the agreement and the remaining 2/3 vests quarterly over the next two years.

On April 30, 2020, the Company entered into an employment agreement for a Vice President of Preclinical Research and Development that is effective upon the closing of the Company’s IPO. As part of the employment agreement, the Company agreed to pay the employee $200,000 per year. The Company granted 90,000 stock options to purchase shares of the Company’s common stock upon the completion of the IPO.   The initial grant has an exercise price of equal to that of the IPO and expires on October 5, 2027. The grant vests 1/3 on the first anniversary of the start date of the employee and the remaining 2/3 vests quarterly over the following two years starting on the end of the 15th month following the start date.

On May 16, 2020, the Company entered into an employment agreement for a Vice President of Innovation Portfolio and Development that is effective upon the closing of the Company’s IPO. As part of the employment agreement, the Company agreed to pay the employee $200,000 per year. The Company granted 90,000 stock options to purchase shares of the Company’s common stock upon the completion of the IPO.   The initial grant has an exercise price of equal to that of the IPO and expires on October 5, 2027. The grant vests 1/3 on the first anniversary of the start date of the employee and the remaining 2/3 vests quarterly over the following two years starting on the end of the 15th month following the start date.

On June 15, 2020 the Company entered into a consulting agreement for advisory services that required a fee equivalent to 3,000 shares of the Company’s common stock which were issued in July 2020.

NOTE 7 – NOTES PAYABLE

On April 12, 2018, the Company issued an unsecured promissory note for $35,000 that accrued interest of 4% annually. The note was due on the earlier of November 12, 2018 or in the event of default, as defined in the agreement. This note was paid in full subsequent to June 30, 2020.

On July 10, 2018, the Company entered into a bridge loan with a principal of $15,600. The note was due on the earlier of October 8, 2018 or in the event of default, as defined in the agreement. This note was paid in full subsequent to June 30, 2020.

On July 18, 2018, the Company entered into a bridge loan with a principal of $130,000. The note was due on the earlier of October 16, 2018 or in the event of default, as defined in the agreement. This note was paid in full subsequent to June 30, 2020.

On November 1, 2019, the Company entered into a bridge loan with a principal of $50,000. This loan did not accrue any interest. The note was due on the earlier of April 28, 2020 or in the event of default, as defined in the agreement. The note was convertible into the same class of securities as those sold in the public offering with a conversion price of $2.00 per share. On July 24, 2020, the Company entered into an exchange agreement with respect to the previously issued note to exchange the note into Units on the same terms as the securities offered by the Company in its IPO. The note was converted in full subsequent to June 30, 2020.

On January 10, 2020, the Company entered into a bridge loan with a principal amount of $75,000. This Note carried an original issue discount of $40,000. This loan did not accrue any interest. The note was due on the earlier of July 8, 2020 or in the event of default, as defined in the agreement, as amended. The note was convertible into the same class of securities as those sold in the public offering with a conversion price of $2.00 per share.  The note was converted in full subsequent to June 30, 2020.

During the first quarter of 2020, the Company entered into six bridge loans with a total principal amount of $600,000. These notes carried a total original issue discount of $300,000. The notes were due on the earlier of April 19, 2020 or ten days after the close of the Company’s IPO. These notes were paid in full subsequent to June 30, 2020.

NOTE 8 – INCOME TAX

The Tax Cuts and Jobs Act

At December 31, 2019, the Company has available for U.S. federal income tax purposes a net operating loss (“NOL”) carry-forwards of approximately $3,736,000 that may be used to offset future taxable income. These NOLs begin to expire in 2038. If not used, these NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under the regulations. The Company plans on undertaking a detailed analysis of any historical and/or current Section 382 ownership changes that may limit the utilization of the net operating loss carryovers. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements since the Company believes that the realization of its net deferred tax asset of approximately $473,000 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $473,000.

For the year ended December 31, 2019, the Company has a current tax provision of $0 and deferred tax benefit of approximately $473,000 with a corresponding valuation allowance of approximately $473,000. For the period ended December 31, 2018, the Company has a current tax provision of $0 and deferred tax benefit of $641,000 with a corresponding valuation allowance of $641,000.

Components of deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$473,264	$659,490
Less valuation allowance	(473,264)	(659,490)
Deferred tax assets, net of valuation allowance	$-	$-

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018

Federal and state statutory income tax rate	29.84%	29.84%
Permanent difference	72.79%	62.93%
Change in valuation allowance on net operating loss carry-forwards	(102.63)%	(92.77)%

Effective income tax rate	0.0%	0.0%

Permanent differences are primarily related to equity-based compensation and other non-deductible expenses.

NOTE 9 – SUBSEQUENT EVENTS

On July 1, 2020, the Company entered into an amendment to patent and technology licensing agreement with Loma Linda University (“LLU”), dated March 15, 2018. Pursuant to the amendment, the Company was to pay LLU $455,000 within four days of the signing of such amendment. The amendment also updated the milestone payment dates to be $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027.

Effective on July 1, 2020, the Company entered into a consulting agreement for investor relations and public relations services. As part of this agreement the Company will pay a fee of $8,000 per month and issue 20,000 shares of the Company’s common stock.

On July 2, 2020, the Company completed its IPO. (See Note 1).

On July 2, 2020, the Company settled outstanding compensation with certain related parties. (See Note 4).

See Note 6 for descriptions of agreements that required shares to be issued or options to be granted upon completion of the Company’s IPO. Such shares have been issued and options granted.

Subsequent to June 30, 2020, the Company repaid or exchanged for shares all debt agreements described in Note 7.

Units consisting of:

Common Stock

Series A-1 Warrants

Series B-1 Warrants

 Aditx Therapeutics, Inc.

PROSPECTUS

Dawson James Securities, Inc.

                         , 2020

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$3,608
FINRA filing fee	$4,683
Accounting fees and expenses	$10,000
Legal fees and expenses	$200,000
Printing and engraving expenses	$10,000
Miscellaneous	$1,709
Total	$230,000

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of this offering, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

2017

During 2017, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On October 10, 2017, the Company issued 3,550,000 shares of its common stock, including: (a) 1,750,000 shares to Sekris Biomedical, Inc. (“Sekris”), (b) 500,000 shares to Dr. Shahrokh Shabahang, our co-founder and Chief Innovation Officer (c) 500,000 shares to Dr. Leonard Bailey, the former Chairman of our board of directors and (d) 400,000 shares to Amro Albanna, our co-founder and Chief Executive Officer.

On March 8, 2018, we issued the Sekris Warrant to Sekris. The exercise price of the Sekris Warrant is subject to adjustment in the event of stock splits, stock dividends or similar events. Beginning in January 2018, we issued an aggregate principal amount of $100,000 of unsecured promissory notes to Sekris, which accrue interest at 4% and are due and payable six months from their respective issuance dates or immediately upon an event of default.

On March 15, 2018, we issued 25,000 shares of our common stock to LLU in consideration for the LLU License Agreement.

On March 17, 2018 and March 23, 2018, we entered into private placement transactions with accredited investors pursuant to which we sold 62,500 shares and 3,125 shares of common stock, respectively, and warrants to purchase, in the aggregate, 65,625 shares of common stock for aggregate gross proceeds of $262,500 (warrants to purchase 62,500 shares of common stock were issued on March 17, 2018, and warrants to purchase 3,125 shares of common stock were issued on March 23, 2018). All such warrants have an exercise price of $4.00 and expire three years from their respective date of issuance (the “Private Placement Warrants”).

On June 8, 2018, we issued 1,500 shares of our common stock to a consultant of the Company in compensation for videography services to be rendered to the Company.

On October 10, 2017, we granted stock options to Rod Turner, an advisor, to purchase 30,000 shares of common stock at an exercise price of $4.00 per share, with a five-year expiration date. Mr. Turner’s service was terminated in January 2018, and only 10,000 shares of common stock underlying such option vested. Such options were issued under our 2017 Equity Incentive Plan (our “2017 Plan”). On November 1, 2017, we granted stock options to Gordon Winston, an advisor, and David Briones, our interim chief financial officer, to purchase an aggregate of 90,000 shares of common stock at an exercise price of $4.00 per share.  Mr. Winston’s service was terminated on June 30, 2018 and such termination resulted in the forfeiture of 10,000 of his stock options. Such options vest monthly over the term of one year and have a five-year expiration date. Such options were issued under our 2017 Plan.

2018

On February 9, 2018, we granted stock options to Rowena Albanna, our COO, who was a contractor at the time, to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. Such options were fully vested and immediately exercisable as of the grant date. On March 6, 2018, we granted stock options to David Alleva, an advisor, to purchase 150,000 shares of common stock at an exercise price of $4.00 per share. Mr. Alleva’s service was terminated on November 26, 2018 and such termination resulted in the forfeiture of 100,000 stock options. Additionally, on March 6, 2018, we granted stock options to Amro Albanna, our CEO and Adrian Luchian, an advisor, to purchase an aggregate of 200,000 and 12,500 respectively shares of common stock at an exercise price of $2400 per share. Such options were fully vested and immediately exercisable as of the grant date and have a five-year expiration date. All such options were issued under our 2017 Plan.

During 2018, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In April 2018, we issued warrants to purchase up to 210,000 shares of common stock to two (2) consultants of the Company.

In July 2018, we entered into private placement transactions with accredited investors pursuant to which we sold (i) promissory notes which have principal amounts, in the aggregate of $145,600, and (ii) warrants to purchase, in the aggregate, 9,334 shares of common stock (the “July Private Placement Warrants”) for aggregate gross proceeds to the Company of $112,000. All such warrants have an exercise price of $12.00 per share and expire three (3) years from their respective date of issuance.

On August 23, 2018, we issued 10,000 shares of our common stock to a consultant in compensation for services to be rendered to the Company.

On August 29, 2018, we entered into a private placement transaction with an accredited investor pursuant to which we sold (i) a promissory note which has principal amounts, in the aggregate of $45,500, and (ii) a warrant to purchase 2,917 shares of our common stock (the “August Private Placement Warrants”) for aggregate gross proceeds to the Company of $35,000. The warrant has an exercise price of $12.00 per share and expires three (3) years from its date of issuance.

In November 2018, we entered into private placement transactions with accredited investors pursuant to which we sold 27,450 shares of common stock and warrants to purchase, in the aggregate, 27,450 shares of common stock for aggregate gross proceeds of $109,800. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

In December 2018, we entered into private placement transactions with accredited investors pursuant to which we sold 81,850 shares of common stock and warrants to purchase, in the aggregate, 81,850 shares of common stock for aggregate gross proceeds of $327,400. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On December 1, 2018, we issued 2,500 shares of common stock to a director of the Company.

2019

During 2019, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

During 2019, we have issued a total of 262,578 warrants to purchase common stock to 13 consultants of the Company.

In January 2019, we entered into private placement transactions with accredited investors pursuant to which we sold 20,000 shares of common stock and warrants to purchase, in the aggregate, 20,000 shares of common stock for aggregate gross proceeds of $80,000.

In February 2019, we issued 700,000 option to purchase shares of common stock to three related parties. These options are fully vested on issuance.

In February 2019, we entered into private placement transactions with accredited investors pursuant to which we sold 13,250 shares of common stock and warrants to purchase, in the aggregate, 13,250 shares of common stock for aggregate gross proceeds of $53,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On February 1, 2019, we issued 10,000 shares of common stock to a consultant of the Company.

In March 2019, we entered into private placement transactions with accredited investors pursuant to which we sold 22,500 shares of common stock and warrants to purchase, in the aggregate, 22,500 shares of common stock for aggregate gross proceeds of $90,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

In April 2019, we entered into private placement transactions with accredited investors pursuant to which we sold 4,500 shares of common stock and warrants to purchase, in the aggregate, 4,500 shares of common stock for aggregate gross proceeds of $18,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On April 24, 2019, we issued 2,500 shares of common stock to a consultant of the Company.

On May 6, 2019, we entered into a private placement transaction with an accredited investor pursuant to which we sold 6,250 shares of common stock and warrants to purchase, in the aggregate, 6,250 shares of common stock for aggregate gross proceeds of $25,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On June 28, 2019, we entered into a private placement transaction with an accredited investor pursuant to which we sold 5,000 shares of common stock and warrants to purchase, in the aggregate, 5,000 shares of common stock for aggregate gross proceeds of $20,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On June 30, 2019, we issued 5,000 shares of common stock to a director of the Company for services rendered to the Company.

In July 2019, we entered into private placement transactions with accredited investors pursuant to which we sold 7,500 shares of common stock and warrants to purchase, in the aggregate, 7,500 shares of common stock for aggregate gross proceeds of $30,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On August 2, 2019, we entered into a private placement transaction with an accredited investor pursuant to which we sold 2,475 shares of common stock and warrants to purchase, in the aggregate, 2,475 shares of common stock for aggregate gross proceeds of $9,900. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On September 19, 2019, we entered into a private placement transaction with an accredited investor pursuant to which we sold 25,000 shares of common stock and warrants to purchase, in the aggregate, 25,000 shares of common stock for aggregate gross proceeds of $100,000. All such warrants have an exercise price of $6.00 and expire three years from their respective date of issuance.

On October 1, 2019, we entered into an agreement for consulting services. As part of this agreement we have issued 10,000 warrants to purchase share of the Company’s common stock to the consultant.

 During October and November 2019, we received $100,000 in cash for shares of common stock pursuant to a private placement at $4.00 per share, selling a total of 25,000 shares. The Company also agreed to issue one warrant to purchase a share of common stock for each share purchased in the private placement. The warrant is exercisable at $6.00 per share and has a term of three years.

On November 1, 2019, we issued a convertible promissory note with a principle amount of $50,000. This note does not accrue any interest. The note was due on the earlier of April 28, 2020 or in the event of default, as defined in the agreement. The note is convertible into the same class of securities as those sold in a qualified public offering with a conversion price of $4.00 per share.

On December 18, 2019, we issued 5,000 warrants to purchase shares of our common stock. These warrants have a grant date of December 18, 2019, an expiration date of October 5, 2027, and an exercise price of $4.00.

On December 27, 2019, we entered into an agreement for consulting services. As part of this agreement we issued 10,000 shares of our common stock to the consultant.

2020

On January 5, 2020, we approved the cancelled 19,078 warrants to purchase shares of the Company’s common stock that had been issued to a consultant and reissued 20,328 warrants to purchase shares of the Company’s common stock. These newly issued warrants have a grant date of January 6, 2020, and exercise price of $6.00 and expire on the third anniversary of the grant date.

On January 9, 2020, we entered into an agreement for consulting services. As part of this agreement we issued 10,000 the Initial Restricted Shares. Which were issued within ten business days of execution of the agreement. In addition, during July 2020, the Company issued 15,000 restricted shares of the Company’s common stock.

On January 10, 2020, we entered into a consulting agreement for advisory services. As part of this agreement we issued 55,000 shares of our common stock to the consultant.

On January 10, 2020, we issued a convertible promissory note with a principle amount of $75,000. This note does not accrue any interest. The note is due on the earlier of July 8, 2020 or in the event of default, as defined in the agreement. The note can convert into the same class of securities as those sold in the public offering with a conversion price of $4.00 per share. As of the date of this filing only $35,000 of the $75,000 principle has been received. The remaining $40,000 will be received upon the Company being approved for listing on The Nasdaq Stock Market LLC or the New York Stock Exchange.

On January 20, 2020, the Company entered into a bridge loan with a principle amount of $50,000. This note carries an original issue discount of $25,000. The note is due on the earlier of April 19, 2020 or ten (10) days after the close of the Company’s initial public offering. On April 23, 2020, the Company amended this note agreement to extend the due date to the earlier of June 30, 2020 or 10 days after the close of the IPO.

On January 22, 2020, the Company issued 1,000 shares if its common stock to a consultant for services provided to the Company.

On January 22, 2020, as amended, effective July 1, 2020, the Company entered into a consulting agreement for investor relations and capital market advisory services. As part of this agreement the Company will issue 30,000 shares of the Company’s common stock.

On January 30, 2020, the Company entered into a bridge loan with a principle amount of $80,000. This note carries an original issue discount of $40,000. The note is due on the earlier of April 29, 2020 or ten (10) days after the close of the Company’s initial public offering. On April 24, 2020, the Company amended this note agreement to extend the due date to the earlier of June 30, 2020 or 10 days after the close of the IPO.

On February 3, 2020, the Company entered into a patent licensing agreement. As part of this agreement the Company issued 18,750 shares of the Company’s common stock to the patent holder.

On February 23, 2020, the Company entered into a consulting agreement for business development services. As part of this agreement the Company issued 5,000 shares of its common stock. The Company also issued an additional 3,000 shares of its common stock upon the completion of its IPO. Subsequent to the IPO the Company will pay a monthly fee of $8,000. The Company will also pay a success fee equal to 4% of transaction proceeds in connection with qualified transactions

On March 30, 2020, the Company entered into an employment agreement for a permanent, full-time chief financial officer that became effective upon closing of the Company’s initial public offering. The Company issued stock options to purchase shares of the Company’s common stock to the employee, including an initial grant of 7,500 options at the signing of the agreement. The Company agreed to issue 165,000 options upon the completion on the Company’s initial public offering. The initial grant has an exercise price of $11.00 and expires on October 5, 2027. The initial grant vests immediately and the subsequent grant vests 1/3 on the first anniversary of the agreement and the remaining 2/3 vest quarterly over the next two years.

On April 10, 2020, the Company terminated a consulting agreement dated December 1, 2018. As part of this termination agreement the consultant forfeited 65,000 non-vested. The consultant holds 25,000 warrants which were previously vested.

On April 13, 2020, the Company issued warrants to a consultant. The Company issued 5,000 warrants to purchase the Company’s common stock. These warrants have an exercise price of $11.00, vest immediately, and expire on April 13, 2023.

On April 21, 2020, the Company entered into a consulting agreement. Pursuant to this agreement, the Company issued 2,500 shares of its common stock to the consultant.

On April 30, 2020, the Company entered into an employment agreement for a Vice President of Preclinical Research and Development that became effective upon the closing of the Company’s IPO. The Company agreed to issue 90,000 stock options to purchase shares of the Company’s common stock upon the completion of the IPO. The initial grant has an exercise price of equal to that of the IPO and expires on October 5, 2027. The grant vests 1/3 on the first anniversary of the start date of the employee and the remaining 2/3 vests quarterly over the following two years starting on the end of the 15th month following the start date.

On May 16, 2020, the Company entered into an employment agreement for a Vice President of Innovation Portfolio and Development that became effective upon the closing of the Company’s IPO. The Company agreed to issue 90,000 stock options to purchase shares of the Company’s common stock upon the completion of the IPO. The initial grant has an exercise price of equal to that of the IPO and expires on October 5, 2027. The grant vests 1/3 on the first anniversary of the start date of the employee and the remaining 2/3 vests quarterly over the following two years starting on the end of the 15th month following the start date.

On June 15, 2020 the Company entered into a consulting agreement for advisory services that required a fee equivalent to 3,000 shares of the Company’s common stock which were issued in July 2020.

On July 1, 2020, the Company entered into a consulting agreement for investor relations and media relations services. As part of this agreement the Company issued 20,000 shares of the Company’s common stock.

On July 22, 2020, the Company converted $67,475 of prior due compensation for 6,719 shares of the Company’s common stock. In addition, on July 26, 2020, the Company agreed to convert $20,050 of prior due compensation for 5,000 shares of the Company’s common stock.

On August 3, 2020, the Company agreed to convert $54,000 of prior due compensation for 14,210 shares of the Company’s common stock.

Effective September 1, 2020, the Company hired two employees who will receive a grant of 60,000 stock options upon joining the Company, subject to vesting provisions. 1/3 of the grant vests on the first anniversary of the start date of the employee and the remaining 2/3 vests quarterly over the following two years starting on the end of the 15th month following the start date.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
3.2	Certificate of Amendment, dated June 29, 2020 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2020)
3.3	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
3.4	Certificate of Designation Series A Preferred Stock
4.1	Form the Company’s common stock certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
4.2	Form of Series A-1 Warrant Agent Agreement (including the terms of the Series A-1 Warrant)
4.3	Form of Series B-1 Warrant Agent Agreement (including the terms of the Series B-1 Warrant)
4.4	Form of Underwriters’ Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of Promissory Note issued to Sekris Biomedical, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.2	Warrant, dated March 8, 2018, issued to Sekris Biomedical, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.3	Form of Private Placement Subscription Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.4	Patent Licensing Agreement, dated February 3, 2020 (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.5	Patent and Technology License Agreement, dated March 15, 2018 between Loma Linda University and Aditx Therapeutics, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.6	Amendment Agreement to the Patent and Technology License Agreement, dated July 1, 2020 by and between Loma Linda University and Aditx Therapeutics, Inc. (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2020)

10.7	2017 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.8	Consulting Agreement, dated March 1, 2018 between Aditx Therapeutics, Inc. and Canyon Ridge Development LLC d/b/a Mission Critical Solutions International (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.9	Form of July 2018 Securities Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.10	Form of July 2018 Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.11	Form of April 2018 Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.12	Form of March 2019 Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.13	Form of October 2019 Securities Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.14	Form of October 2019 Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.15	Form of January 2020 Note Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.16	Form of January 2020 Private Placement Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
23.1	Consent of dbbmckennon
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*	To be filed by amendment.
+	Previously filed.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Loma Linda, State of California, on the 28th day of August, 2020.

Aditx Therapeutics, Inc.

By:	/s/ Amro Albanna
Name: Amro Albanna
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amro Albanna, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Amro Albanna	Chief Executive Officer, President and Director	August 28, 2020
Amro Albanna	(Principal Executive Officer)

/s/ Corinne Pankovcin	Chief Financial Officer	August 28, 2020
Corinne Pankovcin	(Principal Financial and Accounting Officer)

Laura E. Anthony	Director	August 28, 2020
Laura E. Anthony

Brian Brady	Director	August 28, 2020
Brian Brady

/s/ Namvar Kiaie	Director	August 28, 2020
Namvar Kiaie

/s/ Jeffrey W. Runge, M.D.	Director	August 28, 2020
Jeffrey W. Runge, M.D.

/s/ Shahrokh Shabahang	Chief Innovation Officer and Director	August 28, 2020
Shahrokh Shabahang